Exhibit 10.20

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

AMONG:

LOUISIANA-PACIFIC CANADA LTD.

AND:

LOUISIANA-PACIFIC CORPORATION

AND:

ROYAL BANK OF CANADA

TABLE OF CONTENTS

1.	INTERPRETATION
1.1	Definitions
1.2	Applicable Law
1.3	Severability
1.4	Successors and Assigns
1.5	Included Words
1.6	Headings and Marginal References
1.7	Cross References
1.8	Use of Word “Including”
1.9	Expiration of Summary of Terms and Conditions
1.10	Currency
1.11	Payment Dates and Interest Calculation
1.12	Accounting Terms
1.13	Schedules
2.	REPRESENTATIONS AND WARRANTIES
2.1	Representations and Warranties
2.2	Status of the Borrower
2.3	Status of Guarantor
2.4	Power and Authority
2.5	Due Authorization
2.6	No Contravention
2.7	No Breach
2.8	Leases and Licences
2.9	No Financial Default
2.10	Disclosure of Material Facts
2.11	Consents and Approvals
2.12	Title
2.13	LP Canada’s Financial Statements Furnished
2.14	Guarantor’s Financial Statements Furnished
2.15	No Change in LP Canada’s Financial Condition
2.16	Guarantor’s Financial Status
2.17	No Change in Guarantor’s Financial Condition
2.18	Solvency
2.19	Financial Statements Not Misleading
2.20	Taxes
2.21	Environmental Law Compliance
2.22	Insurance
2.23	ERISA Compliance by Guarantor
2.24	No Material Litigation
2.25	Government Acts
2.26	Margin Regulations

2.27	Compliance with Laws
2.28	Environmental Matters
2.29	Purpose of Extensions of Credit
2.30	Subsidiaries
2.31	Ownership
2.32	Indebtedness
2.33	Investments
2.34	No Burdensome Restrictions
2.35	Accuracy and Completeness of Information
2.36	Material Contracts
3.	THE CREDIT FACILITY
3.1	Establishment of the Credit Facility
3.2	Currencies and Other Options Available Under the Credit Facility
3.3	Interest on Advances Under the Credit Facility
3.4	Issuance of Documentary Credits
3.5	Notice for Canadian Advances Under the Credit Facility
3.6	Obligation of Royal
3.7	Procedures for Issuance and Amendment of Documentary Credit; Auto-Renewal of Documentary Credit
3.8	Drawings and Reimbursements
3.9	Obligations Absolute
3.10	Role of Royal
3.11	Documentary Credit Fees
3.12	Conflict with Letter of Credit Application
3.13	Existing Letters of Credit
3.14	Collateral Coverage; Restricted Cash Collateral
3.15	Security
3.16	Swap Contracts, PDS Services and EFT Transfers
3.17	Interest Act of Canada
3.18	Default Interest
3.19	Indemnity for Out of Pocket Expenses
3.20	Effective Time for Section 3 Notices
3.21	Increased Costs
3.22	Borrower’s Option on Receipt of an Increased Costs Certificate
3.23	Increased Costs Limitation
3.24	Repayment of Credit Facility
3.25	Extension of Maturity Date
3.26	Currency of All Payments
3.27	Borrower’s Right to Cancel Available Amount of Credit Facility
3.28	Facility Fee
3.29	Arrangement Fee
3.30	Evidence of Indebtedness
3.31	Determination of Available Amount of the Credit Facility

4.	SECURITY FOR BORROWINGS
4.1	Security for Borrowings
4.2	Conflict Between the Agreement and Royal’s Security
4.3	Payment
4.4	Guarantees
5.	CREDIT FACILITY CONDITIONS PRECEDENT
5.1	Conditions Precedent to Initial Borrowings
5.2	Conditions Precedent to Subsequent Borrowings
6.	COVENANTS OF THE BORROWER AND THE GUARANTOR
6.1	Borrower’s Covenants
6.2	Guarantor’s Covenants
6.3	Environmental Law
7.	EVENTS OF DEFAULT
7.1	Definition of Event of Default
7.2	Remedies
7.3	Remedies Cumulative
7.4	Waivers
7.5	Application of Payments Following Acceleration
7.6	Royal May Perform Covenants
7.7	Waiver of Certain Defaults under Prior Credit Agreement
8.	GENERAL
8.1	Waiver
8.2	Effect of Amendment, Modification or Waiver
8.3	Time of the Essence
8.4	Further Assurances
8.5	Set Off
8.6	Judgement Currency
8.7	Account Debit Authorization
8.8	Expenses
8.9	Survival of Representations and Warranties
8.10	Notice
8.11	General Indemnity
8.12	Counterparts
8.13	Reasonable Consent or Approval of the Parties
8.14	Entire Agreement
8.15	No Deduction for Taxes
8.16	Participations and Assignments
8.17	Assignment After Default
8.18	Obligations of Borrower Re Facility Disposition
8.19	Confidentiality

SCHEDULE A OFFICER’S COMPLIANCE CERTIFICATE

SCHEDULE B UNFUNDED PENSION LIABILITIES

SCHEDULE C BORROWING BASE CERTIFICATE

SCHEDULE D EXISTING LETTERS OF CREDIT

SCHEDULE E NOTICE OF BORROWING

SCHEDULE F CASH COLLATERAL RELEASE NOTICE

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amended and Restated Credit Agreement is dated for reference December 20, 2004

AMONG:

LOUISIANA-PACIFIC CANADA LTD., a British Columbia company having an office at 2100 - 1075 West Georgia Street, Vancouver, British Columbia, V6E 3G2

AND:

LOUISIANA-PACIFIC CORPORATION, a Delaware corporation having an office at Suite 1200, 805 S.W. Broadway, Portland, Oregon, U.S.A., 97205

AND:

ROYAL BANK OF CANADA, a Canadian chartered bank, having its head office in Montreal, Quebec, and a branch office at 1025 West Georgia Street, Vancouver, British Columbia, V6E 3N9

WHEREAS:

A.            The Borrower is a company formed by the amalgamation of Louisiana-Pacific Canada Ltd. (“LP Canada”), LP Engineered Wood Products Ltd. and Louisiana-Pacific B.C. Forest Products Limited (the “Amalgamation”);

B.            Royal and LP Canada are parties to a credit agreement dated for reference November 30, 2001, which credit agreement was amended by a waiver and first amendment dated as of July 23, 2002 and further amended by a second amendment dated for reference November 27, 2002, a third amendment dated for reference March 14, 2003 and a fourth amendment dated for reference June 27, 2003 (as so amended the “Prior Credit Agreement”);

C.            The Prior Credit Agreement was amended and restated by an amended and restated credit agreement among Royal, LP Canada and the Guarantor dated for reference September 15, 2003 and by a second amended and restated credit agreement among Royal, the Borrower and the Guarantor dated for reference April 5, 2004 (as so amended and restated the “Credit Agreement”);

D.            Royal and the Borrower desire to amend and restate the Credit Agreement, as set forth herein;

E.             Pursuant to this Agreement, Royal has agreed to make available to the Borrower:

(a)                                  a committed, revolving credit facility (unsecured by Collateral but with the Borrower having the option to cash collateralize its liabilities and obligations in respect thereof) in the principal amount of:

(1)                                  during any No Collateral Period of up to $10,000,000, or the Equivalent Amount in U.S. Funds, and

(2)                                  during the Cash Collateral Period, up to the lesser of:

(A)                              $10,000,000, or the Equivalent Amount in U.S. Funds, or

(B)                                the amount of the Collateral Value of the Borrowing Base; and

(b)                                 at Royal’s discretion, on an uncommitted basis, lines of credit in the aggregate principal amount of up to $50,000,000 to cover Swap Termination Values and liabilities of the Borrower or, with the consent of Royal, any of its Subsidiaries in respect of EFT Transfers and PDS Services, including overdrafts and cash management debts and liabilities.

F.             Pursuant to the Credit Agreement the Guarantor executed and delivered the Guarantee.

1.                                      INTERPRETATION

1.1                               Definitions

Where used in this Agreement, the following terms shall have the following meanings:

“Additional Amount” means the amount defined as such in Section 3.21;

“Administrative Agent” means Wachovia Bank, National Association, as administrative agent for the Lenders under and pursuant to the Guarantor Credit Agreement;

“Advances” means Canadian Advances;

“Affiliate” means, in relation to a specified Person, any other Person which directly (or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, the specified Person or any Subsidiary of the specified Person. The term “control” (including the phrases “controlled by” or “under common control with”) means the possession, directly or indirectly, of the effective power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise;

“Agreement” means this Third Amended and Restated Credit Agreement among the Borrower, the Guarantor and Royal;

“Amended Subordination Agreement” means the subordination agreement dated for reference April 5, 2004 among the Borrower, the Guarantor, certain Guarantor Affiliates and Royal wherein all indebtedness owing by the Borrower to such Guarantor Affiliates and to the Guarantor except for trade accounts payable (including payables for management services) incurred in the ordinary course of business prior to receipt from Royal of a notice of default, in the case of a default in respect of which Royal is required to give notice before it becomes an Event of Default or, an Event of Default, is expressly made subordinate and subject in right of payment as therein provided to the prior payment in full of all indebtedness of the Borrower to Royal under the Agreement;

“Applicable Percentage” means the rate per annum set forth below opposite the applicable level then in effect based on the Guarantor’s then current Debt Rating, it being understood that the Applicable Percentage for (a)  the Documentary Credit Fee shall be (i) during the Cash Collateral Period, 0.05% and (ii) during any No Collateral Period, the percentage set forth under the column “Applicable Percentage for Documentary Credit Fee”, (b) Loans that are Canadian Advances shall be (i) during the Cash Collateral Period, 0.00% and (ii) during any No Collateral Period, the percentage set forth under the column “Applicable Percentage for Canadian Advances”, and (c) the Facility Fee shall be the percentage set forth under the column “Facility Fee”:

Tier	Rating	Applicable Percentage For Documentary Credit Fee	Applicable Percentage For Canadian Advance	Facility Fee
I	≥ Baa1/BBB+	0.450%	0.000%	0.100%
II	Baa2/BBB	0.500%	0.000%	0.125%
III	Baa3/BBB-	0.700%	0.000%	0.150%
IV	Ba1/BB+	1.050%	0.050%	0.200%
V	Ba2/BB	1.250%	0.250%	0.250%
VI	< Ba3/BB-	1.450%	0.450%	0.300%

Any change in the Applicable Percentage due to a change in the Debt Rating shall be effective on, and payable from, the effective date of such change in the Debt Rating. Notwithstanding the foregoing, the Guarantor shall be obligated to provide notice to Royal of any change in the Debt Rating in accordance with Section 6.2(k).

If (a) only one of S&P and Moody’s at any time of determination shall have in effect a Debt Rating, the Applicable Percentage shall be determined by reference to the available rating, (b) neither S&P nor Moody’s at any time of determination shall have in effect a Debt Rating, the Applicable Percentage will be set in accordance with Tier VI, (c) the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Percentage shall be based upon the higher rating; provided, that if there exists a multiple level split in the ratings, the rating that is one level higher than the lower level shall apply, (d) any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the Rating Agency making such change, and (e) S&P or Moody’s shall change the basis on which ratings are established, each reference to the Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“BAS Investment Collateral Account” means the account of the Borrower numbered 249-01169 with Banc of America Securities LLC;

“Basis Point” and “BP” each means one one-hundredth (1/100) of one percent or .01%;

“Borrower” means Louisiana-Pacific Canada Ltd., its successors and permitted assigns;

“Borrower Guarantees” means the limited liability guarantees to be provided by the Borrower guaranteeing the present and future, direct and indirect obligations of any future Borrower Subsidiaries to Royal under the credit facility established pursuant to Section 3.1(b) in favour of the Borrower and, with the consent of Royal, to be available for utilization by Subsidiaries of the Borrower in respect of EFT Transfers and PDS Services including overdrafts and cash management debits and liabilities, as amended, modified, supplemented extended, renewed or replaced from time to time;

“Borrower Subsidiaries” means all Subsidiaries of the Borrower;

“Borrower Subsidiaries’ Guarantees” means the limited liability guarantees to be provided by any future Material Canadian Subsidiary, guaranteeing the present and future, direct or indirect obligations of the Borrower to Royal under the Agreement, as such guarantees may be amended, modified, supplemented, extended, renewed or replaced from time to time;

“Borrowing” means a utilization or deemed utilization, as the case may be, by the Borrower of the credit facility established pursuant to Section 3.1(a) by way of Canadian Advances or Documentary Credits or of the credit facility established pursuant to Section 3.1(b) by way of Canadian Advances or U.S. Advances; and “Borrowings” means the aggregate of such utilizations;

“Borrowing Base Certificate” means a certificate in the form of Schedule C ;

“Borrowing Options” means any of the borrowing options available to the Borrower pursuant to Section 3.2;

“Branch of Account” means the branch of Royal located at 1025 West Georgia Street, Vancouver, British Columbia, V6E 3N9 or elsewhere as may be agreed between the Borrower and Royal in writing;

“Business Day” means a day, excluding Saturday and Sunday, on which institutions are open for business in Toronto, Ontario, Canada and Vancouver, British Columbia, Canada and, in respect of any payments hereunder in U.S. Funds, a day on which banking institutions are also open for business in New York, New York, U.S.A.;

“Canadian Advance” means any advance or conversion under the Credit Facility requested by the Borrower in Canadian Funds and advanced by Royal in Canadian Funds;

“Canadian Funds” and “Cdn$” and “$” means lawful currency of Canada;

“Capital Lease” means any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP;

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

“Cash Collateral Period” has the meaning ascribed thereto in Section 3.14;

“Cash Collateral Release Notice” means a notice in the form of Schedule F;

“Cash Equivalents” means:

(a)                                  Canadian Funds;

(b)                                 U.S. Funds;

(c)                                  certificates of deposit and term deposits with maturities of six months or less from the date of acquisition;

“CDOR Rate” means the annual rate of interest equal to the average “BA 1 Month” interest rates for Cdn$ bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association Inc. definitions, as modified and amended from time to time) as of 10:00 a.m. local time at Toronto, Ontario on any particular day and, if such day is not a Business Day, then on the Business Day immediately preceding that Business Day (as adjusted by Royal after 10:00 a.m. local time at Toronto, Ontario to reflect any error in a posted rate of interest or in the posted average annual rate of interest). If such rates are not available on the Reuters Screen CDOR Page on any particular day, then the CDOR Rate on that day shall be the 30 day rates applicable to Cdn$ bankers’ acceptances quoted by Royal as of 10:00 a.m. local time at Toronto, Ontario on such day, or if such day is not a Business Day, then on the immediately preceding Business Day;

“Change of Control” means the occurrence of one or more of the following events: (a) any Person or two or more Persons acting in concert shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, Voting Stock of the Guarantor (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Guarantor, or (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Guarantor then in office. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934;

“Charter” means the Certificate of Amalgamation and Articles of the Borrower, the Certificate of Incorporation and Bylaws of the Guarantor, and the Certificate of Incorporation, Articles and Bylaws of the Borrower Subsidiaries, as the context requires, and includes in each case every amendment thereto;

“Chief Financial Officer” means that Person responsible for reporting to the board of directors of the Borrower or the Guarantor, as the case may be, on the financial condition and performance of the Borrower or the Guarantor, as the case may be, or any Person designated as such;

“Closing Date” means December 21, 2005 or such earlier or later date as agreed by Royal and the Borrower;

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder;

“Collateral” means all property covered by the Restricted Cash Collateral Agreements and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that is subject to a security interest or Lien in favour Royal to secure the Obligations;

“Collateral Agent” means Bank of America, N.A. as collateral agent for and on behalf of the Lenders under and pursuant the Guarantor Credit Agreement;

“Collateral Value of the Borrowing Base” shall mean, at any date, 91% of the amount of the Restricted Cash Collateral;

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Guarantor within the meaning of Section 4001 of ERISA or is part of a group which includes the Guarantor and which is treated as a single employer under Section 414 of the Code;

“Compliance Certificate” means the certificate defined as such in the Guarantor Credit Agreement;

“Composite 3:30 p.m. Quotations for U.S. Government Securities” means the daily statistical release designated as such published by the Federal Reserve Bank of New York (U.S.A.) or in any successor publication;

“Consolidated EBITDA” means, for any period, determined for the Guarantor and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income, has been deducted for (i) Consolidated Interest Expense, (ii) total federal, state, local and foreign income and similar taxes, (iii) depreciation and amortization expense, and (iv) other non-cash items (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), minus (c) non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period or will result in the receipt of cash payments in a future period), all as determined in accordance with GAAP. Unless expressly indicated otherwise, the applicable period shall be for the four consecutive quarters ending on the date of computation;

“Consolidated Interest Coverage Ratio” means, as of the end of any fiscal quarter of the Guarantor for the four fiscal quarter period ending on such date with respect to the Guarantor and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated EBITDA for such period to (b) the difference (to the extent the difference between the following is negative, for purposes of calculating the Consolidated Interest Coverage Ratio, this clause (b) shall be set at $1) of (i) Consolidated Interest Expense for such period minus (ii) Consolidated Interest Income for such period;

“Consolidated Interest Expense” means, for any period, all interest expense (including, without limitation, the interest component under Capital Leases) of the Guarantor and its Subsidiaries on a consolidated basis, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Swap Contracts, as determined in accordance with GAAP. Unless expressly indicated otherwise, the applicable period shall be for the four consecutive quarters ending on the date of computation;

“Consolidated Interest Income” means, for any period, all interest income of the Guarantor and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP. Unless expressly indicated otherwise, the applicable period shall be for the four consecutive quarters ending on the date of computation;

“Consolidated Leverage Ratio” means, as of the end of any fiscal quarter of the Guarantor for the four fiscal quarter period ending on such date with respect to the Guarantor and its Subsidiaries on a consolidated basis, the ratio of (a) Funded Debt of the Guarantor and its Subsidiaries on a consolidated basis on the last day of such period to (b) Consolidated EBITDA for such period;

“Consolidated Net Income” means for any period, net income of the Guarantor and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP. Unless expressly indicated otherwise, the applicable period shall be for the four consecutive quarters ending on the date of computation;

“Consolidated Net Worth” means, as of any date of computation, (a) Consolidated Total Assets minus (b) the total liabilities of the Guarantor and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP;

“Consolidated Total Assets” means, on the date of computation, the amount of total assets of the Guarantor and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP;

“Contaminant” means, but is not limited to meaning, any pollutants, dangerous substances, liquid waste, industrial waste, hauled liquid waste, toxic substances, hazardous wastes, hazardous materials, hazardous substances or contaminants including any of the foregoing as defined in any Environmental Law;

“Continuing Directors” means during any period of up to 24 consecutive months commencing after September 1, 2004, individuals who at the beginning of such 24 month period were directors of the Guarantor (together with any new director whose election by the Guarantor’s board of directors or whose nomination for election by the Guarantor’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved);

“Credit Facility” means, collectively the credit facilities described in Section 3.1;

“Credit Party” means any of the Guarantor and the guarantors under the Guarantor Credit Agreement;

“Credit Party Obligations” means all of the obligations of the Credit Parties under the Guarantor Credit Agreement and the other Guarantor Credit Documents;

“Currencies” means Canadian Funds or U.S. Funds;

“Debt Rating” means the debt rating for the Guarantor’s senior, unsecured, non-credit enhanced long-term indebtedness for money borrowed as determined by Moodys and S&P;

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States, any state thereof or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally;

“Default” means any event that would constitute an Event of Default, whether or not any requirement for the giving of notice or lapse of time, or both, or any other condition, has been satisfied,

“Defaulting Lender” shall have the meaning ascribed to it in the Guarantor Credit Agreement;

“Disposition” means, with respect to any Person, the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property (other than the Stock of such Person) by such Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith;

“Documentary Credit Application” means an application and agreement for the issuance or amendment of a Documentary Credit in the form from time to time used by Royal;

“Documentary Credit Fee” means the fee for Guarantee Letters and Letters of Credit charged by Royal pursuant to Section 3.11;

“Documentary Credits” means Guarantee Letters and Letters of Credit;

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia;

“Drawdown Date” means a Business Day on which a Borrowing is advanced to the Borrower;

“EFT Transfers” means electronic funds transfers by the Borrower or its present and future Subsidiaries;

“EFT Transfer Fees” means the fees charged by Royal in respect of EFT Transfers;

“Environmental Activity” means any past, present or future activity, event or circumstance in respect of a Contaminant, including its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release, escape, leaching, dispersal or migration into the natural environment, including the movement through or in the air, soil, surface water or groundwater;

“Environmental Law” means any and all applicable federal, provincial, municipal or local laws, statutes, regulations, orders, judgements, decrees, ordinances, official directives and all authorizations, relating to the environment or any Environmental Activity;

“Equivalent Amount” means at any time on any date, the amount in Canadian Funds or U.S. Funds, as the case may be, which would result from the conversion of U.S. Funds to Canadian Funds or Canadian Funds to U.S. Funds, as the case may be, determined on the basis of the Spot Buying Rate for U.S. Funds against Canadian Funds or Canadian Funds against U.S. Funds, as the case may be. If the date for determination of an Equivalent Amount is not a Business Day, the applicable rate shall be the Spot Buying Rate quoted on the immediately preceding Business Day;

“ERISA” means the Employee Retirement Income Security Act of 1974 and regulations issued pursuant thereto;

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) other than the Guarantor and its Subsidiaries;

“ERISA Event” means:

(a)                                  a Reportable Event with respect to a Pension Plan;

(b)                                 a withdrawal by the Guarantor or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a) (2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA which could reasonably be expected to give rise to any liability with respect to such withdrawal;

(c)                                  a complete or partial withdrawal by the Guarantor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization;

(d)                                 the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan;

(e)                                  an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or

(f)                                    the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Guarantor or any ERISA Affiliate;

“Event of Default” means any event set forth in Section 7.1 of the Agreement;

“Existing Letters of Credit” means the letters of credit issued pursuant to the Prior Credit Agreement and listed in Schedule D;

“Extension of Credit” has the meaning ascribed to it in the Guarantor Credit Agreement;

“Facility Fee” has the meaning ascribed thereto in Section 3.28;

“Federal Funds Effective Rate” means on any day, the rate of interest per annum set forth in the H.15(519) for that day opposite the caption “Federal Funds Effective”. If on any day such rate is not yet published in the H.15(519), the rate for such day will be the rate set forth in the Composite 3:30 p.m. Quotations for US Government Securities for such day under the caption “Federal Funds Effective Rate”. If on any day such rate is not yet published in either the H.15(519) or the Composite 3:30 p.m. Quotations for US Government Securities such rate shall be the average of the quotations for such day on overnight Federal Funds (such words to have the meaning generally given to them by money market brokers of recognised standing doing business in the United States of America) transactions received by Royal from three Federal Funds brokers of recognised standing selected by Royal;

“Funded Debt” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within nine months of the incurrence thereof) that would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) all obligations of such Person under Swap Contracts, excluding any portion thereof that would be accounted for as interest expense under GAAP, (g) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn and unreimbursed thereunder, (h) all preferred Capital Stock or other equity interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration on or prior to the Maturity Date, (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (j) all Indebtedness of others of the type described in clauses (a) through (i) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (k) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (i) hereof, and (l) all Indebtedness of the type described in clauses (a) through (i) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer; provided, that Funded Debt shall not include any Indebtedness of the Guarantor or its Subsidiaries that is non-recourse to the Guarantor or its Subsidiaries or their respective assets;

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 6.2 (nn) and (oo) to the provisions of Section 1.11;

“Governmental Approval” means any authorization, permit, approval, grant, licence, consent, right, privilege, registration, filing, order, commitment, judgement, direction, ordinance, decree or like instrument or affirmation issued or granted by any Governmental Body;

“Governmental Body” means, as the context requires, any government, parliament, legislature, regulatory authority, agency, tribunal, department, commission, board or court or other law, regulation or rule making entity (including a Minister of the Crown) having or purporting to have jurisdiction on behalf of any country or nation, any province, state, municipality, region, district, any subdivision thereof or any other lawful authority;

“Guarantee” means the limited liability guarantee of the Guarantor dated for reference September 15, 2003 guaranteeing the present and future, direct or indirect obligations of the Borrower to Royal under the Agreement, as such guarantee may be amended, modified, supplemented, extended, renewed or replaced from time to time;

“Guarantee Letters” means the letters of guarantee issued by Royal pursuant to Section 3.4;

“Guarantor” means Louisiana-Pacific Corporation, its successors and permitted assigns;

“Guarantor Affiliates” means any Affiliate of the Guarantor, their respective successors and permitted assigns;

“Guarantor Credit Agreement” means the credit agreement in respect of the Guarantor Credit Facility, as it existed on September 1, 2004 unless otherwise provided;

“Guarantor Credit Facility” means the credit facility made available to the Guarantor pursuant to the terms of a Credit Agreement entered into as of September 1, 2004 among the Guarantor, as borrower, Bank of America, N.A., as Collateral Agent and Syndication Agent, Wachovia Bank, National Association, as the Administrative Agent, Royal and The Bank of Nova Scotia, as Documentation Agents and the other lenders party to the credit agreement;

“Guarantor Credit Documents” means the Guarantor Credit Agreement and all other agreements, documents, certificates and instruments delivered in connection therewith (other than any agreement, document, certificate or instrument related to a Swap Contract);

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation under the Guarantor Credit Agreement shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made;

“H.15(519)” means the weekly statistical release designated as such published by the Board of Governors of the Federal Reserve System of the United States of America or in any successor publication;

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within nine months of the incurrence thereof) that would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) all obligations of such Person under Swap Contracts, excluding any portion thereof that would be accounted for as interest expense under GAAP, (g) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn and unreimbursed thereunder (excluding performance based letters of credit issued to the Guarantor’s customers in connection with certain long-term contracts), (h) all preferred Capital Stock or other equity interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (j) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (k) all Indebtedness of others of the type described in clauses (a) through (j) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (l) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (j) hereof, and (m) all Indebtedness of the type described in clauses (a) through (j) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer in proportion to such Person’s ownership percentage in such partnership or joint venture;

“Indentures” means, collectively, the Senior Note Indentures and the Senior Subordinated Note Indenture;

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA;

“Insurance Coverage” means insurance provided by financially sound and reputable insurers or through a program of self-insurance with reserves in accordance with sound business practices or a combination of both, insuring the property, assets and business of the Borrower against such liabilities, casualties, risks and contingencies and in such types of insurance as is customary for companies engaged in the same or similar businesses including:

(a)                                  fire, earthquake and extended coverage insurance on a replacement cost basis,

(b)                                 boiler, furnace and machinery insurance,

(c)                                  course of construction insurance (to the extent necessary to insure any modifications under construction),

(d)                                 business interruption insurance,

(e)                                  public liability insurance, and

(f)                                    inventory insurance insuring the inventory of the Borrower not in transit to purchasers;

“Investment Grade Debt Rating” means a Debt Rating of BBB- or higher by S&P and Baa3 or higher by Moody’s; provided, however, if (a) only one of S&P and Moody’s at any time of determination shall have in effect a Debt Rating, the available rating shall apply, (b) neither S&P nor Moody’s at any time of determination shall have in effect a Debt Rating, the Guarantor shall not have an Investment Grade Debt Rating, (c) the ratings established by S&P and Moody’s shall fall within different levels, the higher rating shall apply; provided, that if there exists a multiple level split in the ratings, the rating that is one level higher than the lower level shall apply, (d) any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change, and (e) S&P or Moody’s shall change the basis on which ratings are established, each reference to the Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be;

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit;

“Joinder Agreement” has the meaning ascribed to it in the Guarantor Credit Agreement;

“Judgment Currency” has the meaning ascribed thereto in Section 8.6;

“Lenders” means the parties who from time to time may become party to the Guarantor Credit Agreement as lenders;

“Letter of Credit Expiration Date” means February 1, 2006;

“Letters of Credit” means letters of credit issued by Royal pursuant to Section 3.4 and Existing Letters of Credit;

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing);

“Loan” has the meaning ascribed to it in the Guarantor Credit Agreement;

“Margin Stock” has the meaning ascribed to it in Regulation U;

“Master Agreement” has the meaning ascribed thereto in the definition “Swap Contract”;

“Material Adverse Effect” has the meaning set forth in the Guarantor Credit Agreement as in effect as of September 1, 2004;

“Material Canadian Subsidiary” means a subsidiary of the Borrower which is 100% legally and beneficially owned by the Borrower which has all or substantially all of its property and assets located in Canada;

“Material Contract” means any contract or other agreement, whether written or oral, to which any Credit Party or any of its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect;

“Material Proceeding” means any litigation, investigation or other proceeding by or before any Governmental Body (a) which involves any of the Guarantor Credit Documents or any of the transactions contemplated thereby, (b) which involves the Guarantor or any of its Subsidiaries as a party or the property of the Guarantor or any of its Subsidiaries, and could reasonably be expected to have a Material Adverse Effect if adversely determined, (c) in which there has been issued an injunction, writ, temporary restraining order or any other order of any nature which purports to restrain or enjoin the making of any requested Extension of Credit, the consummation of any other transaction contemplated by the Guarantor Credit Documents, or the enforceability of any provision of any of the Guarantor Credit Documents, (d) which involves the breach or violation by the Guarantor or any of its Subsidiaries of, or default by the Guarantor or any of its Subsidiaries under, any Material Contract which, in each case, could reasonably be expected to have a Material Adverse Effect or (e) which involves the violation by the Guarantor or any of its Subsidiaries of any applicable law which could reasonably be expected to have a Material Adverse Effect;

“Maturity Date” means the later of:

(a)                                  364 days after the Closing Date (as such term is defined in the Guarantor Credit Agreement); and

(b)                                 such date as Royal may from time to time determine following written notice from the Borrower requesting a Maturity Date extension,

in both cases subject to the provisions of Section 3.25;

“Multiemployer Plan” means any employee benefit plan of a type described in Section 4001(a) (3) of ERISA, to which the Guarantor or any ERISA Affiliate makes or is obligated to make contributions or during the preceding three calendar years, has made or been obligated to make contributions;

“No Collateral Period” means any period after the Closing Date that is not the Cash Collateral Period;

“Notice of Borrowing” means a notice in the form of Schedule E;

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under this Agreement, Advances, Royal’s Security and all other documents executed by the Borrower and delivered to Royal in connection with the transactions contemplated by the Agreement, and all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower otherwise owing to Royal with respect to any Borrowings, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising;

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred, and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic”, tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (b) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (c) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing);

“Participation Interests” has the meaning ascribed to it in the Guarantor Credit Agreement;

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA;

“PDS Services” means payment distribution services as may be approved from time to time by Royal;

“PDS Services Fees” means the fees charged by Royal in respect of PDS Services;

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Guarantor or any ERISA Affiliate or to which the Guarantor or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years;

“Permitted Acquisition” means an acquisition or any series of related acquisitions by a Credit Party of the assets or all of the Capital Stock of a Person that is incorporated, formed or organized in the United States or any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States (such Person or such division, line of business or other business unit of such Person referred to herein as the “Target”), in each case that is in the same line of business (or assets used in the same line of business) as the Credit Parties and their Subsidiaries, so long as (a) no Default or Event of Default shall then exist or would exist after giving effect thereto, (b) if applicable, the Credit Parties shall have complied with the documentation requirements for a Permitted Acquisition as set forth in Section 6.2(j), (c) the Credit Parties shall demonstrate to the reasonable satisfaction of Royal that the Credit Parties will be in compliance on a pro forma basis with all of the terms and provisions of the financial covenants set forth in Sections 6.2 (nn) and (oo), (d) the

Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 6.2(w), and (e) such acquisition has been approved by the Board of Directors and/or shareholders of the applicable Credit Party;

“Permitted Cash Collateral” means (i) cash and (ii) investments in the Nations Money Market Reserves Fund and Nations Treasury Reserves Fund held in the BAS Investment Collateral Account or any successor funds approved by the Administrative Agent;

“Permitted Investments” means:

(a)                                  cash and Cash Equivalents (as defined in the Guarantor Credit Agreement);

(b)                                 receivables owing to the Guarantor or any of its Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c)                                  Investments in and loans to any Credit Parties;

(d)                                 (i) loans and advances to employees (other than any officer or director) of the Guarantor or its Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding and (ii) in addition to the loans and advances made pursuant to the immediately preceding clause (i), advances to employees of the Guarantor or its Subsidiaries made in accordance with the Guarantor’s relocation policy in connection with the relocation of the Guarantor’s headquarters from Portland, Oregon to Nashville, Tennessee;

(e)                                  Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(f)                                    Investments, acquisitions or transactions permitted under Section 6.2(bb)(2);

(g)                                 Swap Contracts entered into by the Guarantor to the extent permitted pursuant to Section 6.2(y);

(h)                                 Permitted Acquisitions;

(i)                                     Permitted Cash Collateral;

(j)                                     Investments in and loans to the Borrower not to exceed (i) the amount of such Investments and loans outstanding on September 1, 2004 (the “Closing Date Investment Amount”) plus (ii) on a cumulative basis as of the end of each fiscal year of the Guarantor, commencing with the fiscal year ending December 31, 2004 (A) for such fiscal year, 15% of the Closing Date Investment Amount, and (B) for each subsequent fiscal year, 15% of the aggregate Investments in and loans to the Borrower as of the end of the immediately preceding fiscal year;

(k)                                  Investments existing (or committed to made, but not yet funded) on September 1, 2004 and listed on Schedule 1.1-D to the Guarantor Credit Agreement;

(l)                                     Investments in Securitization Vehicles; provided, however, that both immediately before and after giving effect to such Investment no Default or Event of Default shall have occurred and be continuing, and Investments of any Securitization Vehicle in the Guarantor or in another Securitization Vehicle; and

(m)                               other Investments in addition to those permitted by the foregoing clauses in an aggregate amount not to exceed 20% of Consolidated Net Worth at any time outstanding;

“Permitted Liens” means:

(a)                                  Liens created by or otherwise existing, under or in connection with the Guarantor Credit Agreement or the other Guarantor Credit Documents;

(b)                                 purchase money Liens securing purchase money indebtedness (and refinancings thereof) to the extent permitted under Section 6.2(y)(3);

(c)                                  Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Guarantor or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(d)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings;

(e)                                  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(f)                                    deposits to secure the performance of bids, trade contracts, (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)                                 any extension, renewal or replacement (or successive extensions, renewals or replacements) , in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(h)                                 Liens existing on September 1, 2004 and set forth on Schedule 1.1-B to the Guarantor Credit Agreement; provided that (i) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on September 1, 2004 and (ii) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced unless the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, and so long as such Indebtedness is permitted to be incurred under Section 6.2(y);

(i)                                     Liens arising in connection with Capital Leases to the extent permitted under Section 6.2(y)(3);

(j)                                     Liens on the property of a Person existing at the time such Person becomes a Subsidiary of the Guarantor in a transaction permitted under the Guarantor Credit Agreement securing Indebtedness permitted to be incurred under Section 6.2(y); provided, however, that any such Lien may not extend to any other property of the Guarantor or any other Subsidiary that is not a Subsidiary of such Person; provided, further, that any such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Guarantor;

(k)                                  easements, rights-of-way, restrictions, defects in title and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the conduct of the business of the applicable Person; and

(l)                                     other Liens in addition to those permitted by the foregoing clauses securing Indebtedness in an aggregate amount not to exceed the following (measured at the time of incurrence): (i) if the Guarantor has an Investment Grade Debt Rating, 15% of Consolidated Net Worth at any

time outstanding or (ii) if the Guarantor does not have an Investment Grade Debt Rating, 8% of Consolidated Net Worth at any time outstanding;

“Person” means and includes any individual, a partnership, a corporation, a joint stock company, a trust, business trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof;

“Plan” means an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Guarantor or any ERISA Affiliate;

“Prime Rate” means the rate of interest per annum in effect from time to time that is equal to the greater of:

(a)                                  Royal’s Prime Rate; and

(b)                                 the CDOR Rate plus 100 basis points per annum;

“Prior Credit Agreement” has the meaning set forth in Recital A hereof;

“Rating Agencies” means Moody’s Investors Services, Inc. (“Moody’s”) and Standard Poor’s Rating Services (“S&P”), a division of McGraw-Hill Companies, Inc. and “Rating Agency” means either of them as the context requires;

“Recovery Event” means theft, loss, physical destruction or damage, taking or similar event with respect to any property or assets owned by the Guarantor or any of its Subsidiaries which results in the receipt by the Guarantor or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason thereof;

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System of the U.S.A. (as the same is from time to time in effect) and all official rulings and interpretations thereunder or thereof;

“Release” includes discharge, spray, injection, inoculation, abandonment, deposit, spill, leak, seep, pour, emission, emptying, throwing, dumping, placement and exhaust, and when used as a verb has a similar meaning;

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA;

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC;

“Required Lenders” means Lenders holding in the aggregate greater than 50% of (a) the Commitments (as defined in the Guarantor Credit Agreement) (and Participation Interests therein) or (b) if the Commitments (as defined in the Guarantor Credit Agreement) have been terminated, the outstanding Loans and Participation Interests

(including the Participation Interests of the Issuing Lender (as defined in the Guarantor Credit Agreement) in any Letters of Credit (as defined in the Guarantor Credit Agreement) and of the Swingline Lender (as defined in the Guarantor Credit Agreement) in Swingline Loans (as defined in the Guarantor Credit Agreement)) provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (as defined in the Guarantor Credit Agreement) (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments (as defined in the Guarantor Credit Agreement), or after termination of the Commitments (as defined in the Guarantor Credit Agreement), the principal balance of the Obligations (as defined in the Guarantor Credit Agreement) owing to such Defaulting Lender;

“Requirement of Law” means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Body, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject;

“Responsible Officer” means, with respect to the Borrower, the chief executive officer, president, chief financial officer, vice president or treasurer of the Borrower and, with respect to the Guarantor, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or secretary of the Guarantor. Any document delivered under the Agreement that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of the Borrower or the Guarantor, as applicable, and such Responsible Officer shall conclusively be presumed to have acted on behalf of the Borrower or the Guarantor, as applicable;

“Restricted Cash Collateral” means Cash Equivalents from time to time deposited in the Restricted Cash Collateral Account but excludes all interest accrued on such Cash Equivalents, except interest so accrued during an Event of Default that has not been subsequently cured or waived;

“Restricted Cash Collateral Account” means:

(a)                                  a blocked deposit account or accounts, as more particularly identified from time to time in the Restricted Cash Collateral Agreements; and

(b)                                 at Borrower’s option prior to the occurrence and continuance of an Event of Default, investment accounts at Royal in which Royal shall have a perfected, first priority security interest, subject only to customary and ordinary Liens in favor of the financial institution acting as the depository bank or as securities intermediary to secure payment of fees, costs of administration and payment of other amounts relating to such account payable by Borrower to such financial institution;

“Restricted Cash Collateral Agreements” means a security agreement, account control agreements or other documents relating to any account which is a Restricted

Cash Collateral Account which Royal may require in order to have a perfected first priority security interest therein, which shall be in form and substance satisfactory to Royal, in its sole discretion, and be accompanied by legal opinion(s) in form and substance satisfactory to Royal relating to the security interest granted therein, and such other matters as Royal may request;

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Guarantor or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Guarantor or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Guarantor or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation, (e) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt or (f) the payment by the Guarantor or any of its Subsidiaries of any management or consulting fee to any Person or of any salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such salary, bonus or other form of compensation is not included in the corporate overhead of the Guarantor or such Subsidiary;

“Royal” means Royal Bank of Canada its successors and permitted assigns;

“Royal’s Prime Rate” means the floating annual rate of interest publicly announced from time to time by Royal as its reference rate then in effect for determining interest rates on Cdn$ commercial loans made by Royal in Canada;

“Royal’s Security” means all of the security referred to in Section 4.1;

“Royal’s U.S. Base Rate” means the floating annual rate of interest publicly announced from time to time by Royal as its reference rate then in effect for determining interest rates on US$ commercial loans made by Royal in Canada;

“Securitization Vehicle” means a special purpose vehicle that is a wholly-owned Subsidiary of the Guarantor and is a corporation, limited liability company, trust or other person organized for the limited purpose of entering into securitization transactions by purchasing, or receiving by way of capital contributions, assets from the Guarantor and obtaining financing for such assets from third parties, and whose structure is designed to insulate such vehicle from the credit risk of the Guarantor;

“Senior Note Indentures” means, collectively:

(a)                                  the First Supplemental Trust Indenture, dated as of August 18, 2000, between the Guarantor and Bank One Trust Company, N.A. as Trustee, supplementing the Indenture dated as of April 2, 1999, authorizing the issuance and delivery of up to $190,000,000 aggregate principal amount of 8.500% senior notes due 2005, and

(b)                                 the Second Supplemental Trust Indenture, dated as of August 18, 2000, between the Guarantor and Bank One Trust Company, N.A. as Trustee, supplementing the Indenture dated as of April 2, 1999, authorizing the issuance and delivery of up to $200,000,000 aggregate principal amount of 8.875% senior notes due 2010;

“Senior Subordinated Note Indenture” means the Third Supplemental Trust Indenture, dated as of August 13, 2001, between the Guarantor and Bank One Trust Company, N.A. as Trustee, supplementing the Indenture dated as of April 2, 1999, authorizing the issuance and delivery of up to $300,000,000 aggregate principal amount of 10.875% senior subordinated notes due 2008;

“Single Employer Plan” means any Plan which is not a Multiemployer Plan;

“Specified Sales” means (a) the sale, transfer, lease or other disposition of inventory and raw materials in the ordinary course of business, or (b) the sale, transfer or other disposition of Cash Equivalents (as defined in the Guarantor Credit Agreement) for fair market value;

“Spot Buying Rate” means:

(a)                                  in respect of conversions from Canadian Funds to U.S. Funds or vice versa the Bank of Canada noon spot rate for Canadian Funds against U.S. Funds or U.S. Funds against Canadian Funds (as quoted or published from time to time by the Bank of Canada), as the case may be, on the relevant date of determination, and

(b)                                 in respect of conversions to Canadian Funds or U.S. Funds of currencies other than Canadian Funds or U.S. Funds, Royal’s spot buying rate in Canadian Funds or U.S. Funds, as the case may be, for purchasing any such foreign currency on the relevant date of determination;

“Stock” means all shares, options, warrants, general or limited partnership interests, units or other equivalents (regardless of how designated) of or in a corporation, general partnership, limited partnership, limited liability company, unlimited liability company, joint stock company, or equivalent entity whether voting or nonvoting, including common stock and preferred stock;

“Subordinated Debt” means any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit

Party Obligations and contains subordination and other terms acceptable to the Required Lenders;

“Subordination Agreement” means the subordination agreement dated for reference November 30, 2001 among LP Canada, the Guarantor, certain Guarantor Affiliates and Royal wherein all indebtedness owing by LP Canada to such Guarantor Affiliates and to the Guarantor except for trade accounts payable (including payables for management services) incurred in the ordinary course of business prior to receipt from Royal of a notice of default, in the case of a default in respect of which Royal is required to give notice before it becomes an Event of Default or, an Event of Default, is expressly made subordinate and subject in right of payment as therein provided to the prior payment in full of all indebtedness of LP Canada to Royal under the Agreement, as amended by an amending agreement dated for reference September 15, 2003;

“Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the Voting Shares or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof;

“Sufficient Copies” means three copies or such other reasonable number of copies of reports, financial statements, certificates and other material required to be delivered by the Borrower or the Guarantor, as the case may be, to Royal pursuant to the Agreement as advised by Royal from time to time in writing;

“Swap Contract” means:

(a)                                  any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and

(b)                                 any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement;

“Swap Contract Provider” means any Person that enters into a Swap Contract with a Credit Party or any of its Subsidiaries that is permitted by Section 6.2 to the extent such Person is a (a) Lender, (b) an Affiliate of a Lender or (c) any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Swap Contract but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Guarantor Credit Agreement;

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts:

(a)                                  for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and

(b)                                 for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Royal);

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition”;

“Threshold Amount” means US $25,000,000;

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a) (16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding that Pension Plan pursuant to Section 412 of the Code for the applicable plan year;

“U.S.A.” means United States of America;

“U.S. Advance” means any advance or conversion under the Credit Facility requested by the Borrower in U.S. Funds and advanced in U.S. Funds by Royal;

“U.S. Base Rate” means the rate of interest per annum in effect from time to time that is equal to the greater of:

(a)           Royal’s U.S. Base Rate; and

(b)           the Federal Funds Effective Rate plus 50 basis points per annum;

“U.S. Funds” and “US$” means lawful currency of the U.S.A. in same day immediately available funds, or, if such funds are not available, the form of money of the U.S.A. that is customarily used in the settlement of international banking transactions on the day payment is due;

“Voting Shares” means shares of any class entitled to vote in all circumstances;

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

1.2                               Applicable Law

The Agreement shall be construed in accordance with and governed by the laws of the Province of British Columbia and the laws of Canada applicable in the Province of British Columbia.

1.3                               Severability

If any one or more of the provisions contained in the Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained in the Agreement shall not in any way be affected or impaired thereby.

1.4                               Successors and Assigns

The Agreement shall enure to the benefit of and be binding on each of the parties to the Agreement and their respective successors and permitted assigns.

1.5                               Included Words

Where the singular or the masculine are used in the Agreement, the same shall be deemed to include the plural or the feminine or vice versa and a body politic or corporate where the context or the parties so require.

1.6                               Headings and Marginal References

The division of the Agreement into paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of the Agreement.

1.7                               Cross References

Unless otherwise stated, a reference in the Agreement to a numbered or lettered paragraph, subparagraph or schedule refers to the paragraph, subparagraph or schedule bearing that number or letter in the Agreement.

1.8                               Use of Word “Including”

The word “including”, when following any general term or statement, is not to be construed as limiting the general term or statement to the specific terms or matters set forth immediately following such word or to similar items or matters, but such general term or statement shall be construed as referring to all items or matters that could reasonably fall within the broadest possible scope thereof.

1.9                               Currency

Unless otherwise specified all statements of, or references to, dollar amounts in the Agreement without currency specification shall mean Canadian Funds.

1.10                        Payment Dates and Interest Calculation

If the date for a payment to Royal of any sum owing hereunder or the date of advance, renewal or conversion of any sum by Royal hereunder is not a Business Day, such payment, advance, renewal or conversion, as the case may be, shall be due or made upon the next immediately succeeding Business Day.

1.11                        Accounting Terms

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Guarantor delivered to Royal; provided that, if the Guarantor shall notify the Administrative Agent that it wishes to amend any covenant in Sections 6.2 (nn) and (oo) to eliminate the effect of any change in GAAP on the operation of such covenant, then the Guarantor’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Guarantor and the Required Lenders.

1.12                        Schedules

The Schedules to the Agreement shall form an integral part of the Agreement, and are as follows:

Schedule A           Officer’s Compliance Certificate

Schedule B            Unfunded Pension Liabilities

Schedule C            Borrowing Base Certificate

Schedule D            Existing Letters of Credit

Schedule E            Notice of Borrowing

Schedule F            Cash Collateral Release Notice

2.                                      REPRESENTATIONS AND WARRANTIES

2.1                               Representations and Warranties

Each of the Borrower and the Guarantor represents and warrants to Royal as set forth in this Section 2 of the Agreement. All representations and warranties shall survive all Borrowings and no investigation at any time made by or on behalf of Royal shall diminish in any respect whatsoever its right to rely thereon.

2.2                               Status of the Borrower

The Borrower is a corporation, duly amalgamated, validly existing, in good standing with respect to the filing of annual returns under the laws of the Province of British Columbia and is duly qualified, in good standing and authorized to do business in all jurisdictions where the character of the properties owned by it or the nature of the business transacted by it makes such qualification necessary.

2.3                               Status of Guarantor

The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, one of the States of the United States of America.

2.4                               Power and Authority

Each of the Borrower and the Guarantor has all requisite corporate power and authority to own its respective properties, has obtained or will obtain, all material Governmental Approvals required at the date hereof to carry on its respective business as now conducted and proposed to be conducted and to enter into and perform its obligations under the Agreement and all instruments and agreements delivered pursuant hereto and thereto.

2.5                               Due Authorization

The Agreement, the Guarantee and every instrument or agreement delivered pursuant hereto has been duly and validly authorized by all requisite actions by the Borrower and the Guarantor and each of such documents has been duly executed by the Borrower and the Guarantor if it is a party thereto and when delivered will be a legal, valid and binding obligation of the Borrower and the Guarantor, as the case may be, enforceable in accordance with its respective terms save as enforcement may be limited by:

(a)                                  applicable bankruptcy, insolvency, moratorium, reorganization and similar laws at the time in effect affecting the rights of creditors generally;

(b)                                 equitable principles which may limit the availability of certain remedies, including the remedy of specific performance; and

(c)                                  the inability of the courts of Canada to give judgement for payment in foreign currencies.

2.6                               No Contravention

The execution, delivery and performance of the Agreement by the Borrower and the Guarantor and the Guarantee by the Guarantor will not contravene any material provision of any regulation, order or permit applicable to the Borrower or the Guarantor, as the case may be, or cause a conflict with or contravention of its respective Charter or cause a breach of or constitute a default under or require any consent under any agreement or instrument to which the Borrower or the Guarantor, as the case may be, is a party or by which it is bound except such as have been obtained.

2.7                               No Breach

Neither the Borrower nor the Guarantor is in default under any agreement or instrument to which it is a party in any way which materially adversely affects its ability to perform its respective obligations under the Agreement or the Guarantee, as the case may be, and there are no suits or judicial proceedings or proceedings before any governmental commission, board or other agency pending or to the knowledge of the Borrower or the Guarantor, as the case may be, threatened against it which could reasonably be expected to give rise to a judgement or liability which, if satisfied, would have a materially adverse effect on the ability of the Borrower to meet its obligations under the Agreement or the Guarantor to meet its obligations under the Guarantee.

2.8                               Leases and Licences

Each of the Borrower and the Guarantor has all leases, licences, permits and consents as are essential for the due carrying on of its respective business in the manner in which its business is carried on and all such leases, licences, permits and consents are in full force and effect and no proceedings relating thereto are pending or known to the Borrower or the Guarantor, as the case may be, to be threatened in any way which would have a material adverse effect on the ability of the Borrower or the Guarantor to meet its respective obligations under the Agreement or the Guarantor to meet its obligations under the Guarantee.

2.9                               No Financial Default

Neither the Borrower nor the Guarantor is in default in any way which materially adversely affects its ability to perform its obligations under the Agreement or the Guarantee, as the case may be, under any guarantee, bond, debenture, note or other instrument evidencing any indebtedness or under the terms of any instrument pursuant to which any of the foregoing has been issued or made and delivered and to the knowledge of the Borrower and the Guarantor there exists no state of facts which, after notice or lapse of time or both or otherwise, would constitute such a default in any way which materially adversely affects its ability to perform its obligations under the Agreement or the Guarantee, as the case may be.

2.10                        Disclosure of Material Facts

Each of the Borrower and the Guarantor has disclosed to Royal in writing all facts (other than facts which are a matter of public knowledge or record) which materially adversely affect, or so far as it can now reasonably foresee, will materially adversely affect its ability to perform its obligations under the Agreement and, in the case of the Guarantor, under the Guarantee.

2.11                        Consents and Approvals

All consents, approvals, authorizations, declarations, registrations, filings, notices and other actions whatsoever required as at the date hereof by the Borrower and the Guarantor in order to execute and deliver the Agreement and the Guarantee, as the case may be, and all agreements or instruments delivered pursuant thereto, and the consummation of the transactions contemplated hereby, have been obtained, made or taken or will have been obtained, made or taken or waived by Royal on or prior to the Closing Date.

2.12                        Title

The Borrower has good and marketable title to or the right to use all of the assets necessary for the operation of its business except for such defects in title and rights as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower.

2.13                        LP Canada’s Financial Statements Furnished

LP Canada has furnished Royal with its most recent unaudited financial statements for the fiscal year ended December 31, 2003, all such financial statements have been prepared in accordance with GAAP applied on a consistent basis, except as stated therein or in the notes thereto, the balance sheets as therein contained present fairly in all material respects the consolidated financial position of LP Canada and its Subsidiaries as at the dates thereof and the consolidated statements of income present fairly in all material respects the results of the operations of LP Canada and its Subsidiaries for the period indicated.

2.14                        Guarantor’s Financial Statements Furnished

The Guarantor has heretofore delivered to Royal, at the Royal’s request, the following financial statements and information: (a) audited consolidated financial statements of the Guarantor and its Subsidiaries for the fiscal years ended December 31, 2001, 2002 and 2003, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such period and (b) company-prepared unaudited consolidated financial statements of the Guarantor and its Subsidiaries for the fiscal quarter ended June 30, 2004, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such period, all in form and substance reasonably satisfactory to Royal and certified by the chief financial officer of the Guarantor that such consolidated financial statements fairly present the financial condition of the Guarantor and its Subsidiaries as of the dates indicated and (i) with respect to the audited and unaudited financial statements, the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (ii) with respect to the projections, were prepared in good faith based upon reasonable assumptions.

2.15                        No Change in LP Canada’s Financial Condition

Since December 31, 2003 there has been no material adverse change in the financial condition of LP Canada from that shown on the consolidated financial statements of LP Canada as at that date, except as disclosed to Royal, and any such change will not materially adversely affect the ability of the Borrower to perform its obligations under the Agreement.

2.16                        Guarantor’s Financial Status

The Guarantor has furnished Royal with its most recent annual and quarterly consolidated financial statements, all such financial statements have been prepared in all material respects in accordance with United States Securities and Exchange Commission requirements except as stated therein or in the notes thereto, each balance sheet as therein contained presents fairly, in all material respects, the financial position of the Guarantor and its subsidiaries as at the date thereof.

2.17                        No Change in Guarantor’s Financial Condition

Since the date of the most recent quarterly financial statements of the Guarantor and its Subsidiaries referred to in the preceding paragraph:

(a)                                  there has been no change in the consolidated financial condition of the Guarantor and its Subsidiaries as shown on the Guarantor’s balance sheet as at that date sufficient to impair the Guarantor’s ability to perform its obligations under the Agreement or the Guarantee except as disclosed to Royal, and

(b)                                 there has been no change in the business, assets, liabilities, condition (financial or otherwise) or prospects of the Guarantor and its Subsidiaries taken as a whole which could have a Material Adverse Effect (other than as disclosed in the Guarantor’s Form 10-K for the fiscal year ending December 31, 2003, as supplemented by the Guarantor’s Form 10-Q for the fiscal quarter ending March 31, 2004 and Form 10-Q for the fiscal quarter ending June 30, 2004).

2.18                        Solvency

None of the Credit Parties (a) has unreasonably small capital in relation to the business in which it is or proposes to be engaged or (b) has incurred, or believes that it will incur after giving effect to the transactions contemplated by the Agreement and the Guarantor Credit Agreement, debts beyond its ability to pay such debts as they become due.

2.19                        Financial Statements Not Misleading

The consolidated financial statements referred to above or any other statement or report furnished to Royal by or on behalf of the Borrower or the Guarantor in connection with the negotiation or confirmation of the transactions contemplated herein do not contain, as at the time such statements or reports were furnished, any untrue statement of a material fact or any omission of a material fact necessary to make the statements contained therein not materially misleading, it being understood by Royal that such statements were prepared by the Guarantor and certain of them do not contain explanatory footnotes, and all such statements and reports, taken as a whole together with the Agreement do not contain any untrue statement of material fact or omit a material fact necessary to make the statements contained therein not materially misleading.

2.20                        Taxes

Each of the Borrower and the Guarantor and each Subsidiary thereof has filed or caused to be filed all material income tax reports and returns required to be filed by each of them with any Governmental Body, except where (i) extensions have been properly obtained and have paid or made adequate provision for the payment of all taxes, assessments, fees and other charges by any Governmental Body which are due and payable, except such taxes, assessments, fees and other charges, if any, as are being diligently contested in good faith by appropriate proceedings and as to which the Borrower, the Guarantor or Subsidiary thereof has established adequate reserves in conformity with GAAP on the books of the Borrower, the Guarantor or Subsidiary or (ii) the failure to file such tax reports or returns could not reasonably be expected to have a Material Adverse Effect. No Lien for any such taxes, assessments, fees or other charges has been filed, and no claims are being asserted with respect to any such taxes, assessments, fees or other charges which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

2.21                        Environmental Law Compliance

The Borrower is in compliance with all Environmental Law in respect of which non-compliance would have a material adverse effect on the ability of the Borrower to perform its obligations under the Agreement.

2.22                        Insurance

Each of the Borrower and the Guarantor:

(a)                                  has insured by financially sound and reputable insurers all assets and property of a character customarily insured by Persons engaged in the same or a similar business, similarly situated, including inventory and business interruption insurance, in such amounts as are customarily insured for by such Persons, or

(b)                                 maintains a program of self-insurance, with reserves, in accordance with sound business practices.

2.23                        ERISA Compliance by Guarantor

(a)                                  each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Plan that is intended to qualify under the Section 401(a) of the Code has received a favourable determination letter from the IRS or an application for such a letter is currently being or will be processed by the IRS with respect thereto and such application is or will be within a remedial amendment period and, to the Guarantor’s knowledge, nothing has occurred which would prevent, or cause the loss of, such qualification which is not correctable without cost or at a cost that is immaterial. The Guarantor and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 there are no pending or, to the Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Body, with respect to any Plan that could be reasonably expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could be reasonably expected to result in a Material Adverse Effect.

(c)

(1)                                  except as specifically disclosed in Annexure I to Schedule B no ERISA Event has occurred within the 12 year period prior to January 1, 2003 or was or is reasonably expected to occur thereafter;

(2)                                  as of January 1, 2003, except as specifically disclosed in Schedule B, no Pension Plan had any Unfunded Pension Liability;

(3)                                  neither the Guarantor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA, with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA);

(4)                                  neither the Guarantor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, could be reasonably expected to result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and

(5)                                  neither the Guarantor nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d)                                 neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Guarantor nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.

2.24                        No Material Litigation

Other than as disclosed in the Guarantor’s Form 10-K for the fiscal year ending December 31, 2003, as supplemented by the Guarantor’s Form 10-Q for the fiscal quarter ending March 31, 2004 and Form 10-Q for the fiscal quarter ending June 30, 2004, no litigation, investigation or proceeding of or before any arbitrator or Governmental Body is pending or, to the best knowledge of the Guarantor, threatened by or against the Guarantor or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Guarantor Credit Documents or any of the transactions contemplated thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

2.25                        Government Acts

Neither the Guarantor nor any Credit Party is:

(a)                                 an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; and .

(b)                                a “holding company”, or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

2.26                        Margin Regulations

No part of the proceeds of any Extension of Credit under the Guarantor Credit Agreement will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Guarantor and its Subsidiaries taken as a group do not own Margin Stock except as identified in the financial statements referred to in Section 2.14 and the aggregate value of all Margin Stock owned by the Guarantor and its Subsidiaries taken as a group does not exceed 25% of the value of their assets.

2.27                        Compliance with Laws

Each of the Credit Parties is in compliance with all Requirements of Law, including all applicable Environmental Laws, except to the extent that (a) the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, or (b) such Requirements of Law are being contested in good faith or a bona fide dispute exists with respect thereto and the affected Credit Party have established adequate reserves in conformity with GAAP on the books of such Credit Party to account therefor.

2.28                        Environmental Matters

The Guarantor conducts, in the ordinary course of business, a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on the facilities and properties owned, leased or operated by the Credit Parties or any of their Subsidiaries (the “Properties”). Such review is of such a scope and nature that the review is reasonably likely to lead to discovery by the Guarantor of any material violation of any Environmental Law or the existence of any circumstance or condition that could give rise to any material obligation by the Guarantor or any of its Subsidiaries to make any report to any Governmental Body, or conduct any investigative, remedial, response or cleanup action, pursuant to any Environmental Law. As a result of such review, the Guarantor has reasonably concluded that there exists no violation of any Environmental Law, or circumstance or condition giving rise to any obligation by the Guarantor or any of its Subsidiaries to make any report to any Governmental Body, or conduct any investigative, remedial, response or cleanup action, pursuant to, or claim arising under, any Environmental Law, that could reasonably be expected to have a Material Adverse Effect.

2.29                        Purpose of Extensions of Credit

The proceeds of the Extensions of Credit under the Guarantor Credit Agreement shall be used by the Guarantor solely to (i) refinance certain existing Indebtedness of the Guarantor, (ii) pay fees and expenses owing to the Lenders and the Administrative Agent in connection with the Guarantor Credit Agreement, (iii) support issuances of Letters of Credit (as defined in the Guarantor Credit Agreement) under the Guarantor Credit Agreement and (iv) provide for the working capital and other general corporate requirements of the Guarantor and its Subsidiaries including, but not limited to, Permitted Acquisitions and capital expenditures.

2.30                        Subsidiaries

Set forth on Schedule 3.13 to the Guarantor Credit Agreement is a complete and accurate list of all Subsidiaries of the Credit Parties. Information on such Schedule includes (i) the state of incorporation or formation, (ii) the number of shares of each class of Capital Stock or other equity interests outstanding, (iii) the number and percentage of outstanding shares of each class of Capital Stock or other equity interests and (iv) the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights. The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned, free and clear of all Liens (other than those arising under or contemplated in connection with the Guarantor Credit Documents). For the purposes hereof, the Guarantor may update Schedule 3.13 to the Guarantor Credit Agreement from time to time by providing a copy of each replacement Schedule 3.13 to the Guarantor Credit Agreement to Royal.

2.31                        Ownership

Each of the Credit Parties (a) is the owner of, and has good and valid title to, or a valid leasehold interest in, all of its respective material assets, except as may be permitted pursuant to Section 6.2(z), and none of such assets is subject to any Lien other than Permitted Liens and (b) enjoys peaceful and undisturbed possession of all real properties that are necessary for the operation and conduct of its business.

2.32                        Indebtedness

Except as otherwise permitted under Section 6.2(y), the Guarantor and its Subsidiaries have no Indebtedness (including Off-Balance Sheet Liabilities).

2.33                        Investments

All Investments of each of the Guarantor and its Subsidiaries are Permitted Investments.

2.34                        No Burdensome Restrictions

None of the Guarantor or any of its Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

2.35                        Accuracy and Completeness of Information

(a)                                 All information heretofore or contemporaneously herewith furnished by either the Guarantor or any other Credit Party or any of their Subsidiaries to the Administrative Agent for purposes of or in connection with the Guarantor Credit Agreement and the transactions contemplated thereby is, and all information hereafter furnished by or on behalf of the Credit Parties or any of their Subsidiaries to the Administrative Agent, WCM (as defined in the Guarantor Credit Agreement), the Collateral Agent or any Lender pursuant to, or in connection with the Guarantor Credit Agreement will be, true and accurate in every material respect on the date as of which such information is dated or certified, and such information, taken as a whole, does not and will not omit to state any material fact necessary to make such information, taken as a whole, not misleading; and

(b)                                All registration statements, reports, proxy statements and other documents, if any, required to be filed by the Credit Parties and their Subsidiaries with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, have been filed, and such filings are complete and accurate and contain no untrue statements of material fact or omit to state any material facts required to be stated therein or necessary in order to make the statements therein not misleading.

2.36                        Material Contracts

Each Material Contract (as defined in the Guarantor Credit Agreement) is, and after giving effect to the transactions contemplated by the Guarantor Credit Documents will be, in full force and effect in accordance with the terms thereof and no Credit Party and no Subsidiary of any Credit Party has violated in any material respect any such Material Contract.

3.                                      THE CREDIT FACILITY

3.1                               Establishment of the Credit Facility

Relying on each of the representations and warranties set out in Section 2 and subject to the terms and conditions set forth herein, Royal agrees to make available to the Borrower:

(a)                                  a committed, revolving credit facility (unsecured by Collateral but with the Borrower having the option to cash collateralize its liabilities and obligations in respect thereof) in the principal amount of:

(1)                                  during any No Collateral Period of up to $10,000,000, or the Equivalent Amount in U.S. Funds, and

(2)                                  during the Cash Collateral Period, up to the lesser of:

(A)                              $10,000,000, or the Equivalent Amount in U.S. Funds, or

(B)                                the amount of the Collateral Value of the Borrowing Base; and

(b)                                 at Royal’s discretion, on an uncommitted basis, lines of credit in the aggregate principal amount of up to $50,000,000 to cover Swap Termination Values and liabilities of the Borrower or, with the consent of Royal, any of its Subsidiaries in respect of EFT Transfers and PDS Services including overdrafts and cash management debts and liabilities, to be used by the Borrower (and, in the case of Section 3.1(b), with the consent of Royal, any Subsidiaries of the Borrower in respect of EFT Transfers and PDS Services) for its general corporate purposes.

3.2                               Currencies and Other Options Available Under the Credit Facility

Subject to the provisions of the Agreement:

(a)                                  the Borrower may, at its option utilize the credit facility established pursuant to Section 3.1(a) by way of Canadian Advances or Documentary Credits, and

(b)                                 the Borrower and, with the consent of Royal, any of its Subsidiaries may, at the discretion of Royal, avail themselves of Royal’s facilities in respect of EFT Transfers and PDS Services and Royal may, at its discretion, make Canadian Advances or U.S. Advances available to the Borrower, to provide for Swap Termination Values, and cover for liabilities in respect of EFT Transfers and PDS Services. Any liabilities in respect of EFT Transfers and PDS Services including overdrafts and cash management debts and liabilities, shall be obligations under the credit facility established pursuant to Section 3.1(b) and shall be secured by the Guarantee, the Borrower Guarantees and the Borrower Subsidiaries’ Guarantees and otherwise be subject to the applicable provisions of the Agreement.

3.3                               Interest on Advances Under the Credit Facility

Interest shall be paid to Royal at the Branch of Account. Canadian Advances shall bear interest in Canadian Funds at the Prime Rate plus the Applicable Percentage, which interest shall accrue from day to day while such advances are outstanding and shall be computed on the basis of a year of 365 days and for actual days elapsed and shall be payable and compounded monthly in arrears on the 20th day of each month.

3.4                               Issuance of Documentary Credits

Subject to the provisions of the Agreement, from time to time on any Business Day during the period from the Closing Date until the Maturity Date, Royal will issue Documentary Credits in Canadian Funds or U.S. Funds for the account of the Borrower and its Subsidiaries, and will amend or renew Documentary Credits previously issued by it, in accordance with Section 3.7, and will honour drafts under the Documentary Credits; provided that Royal will not be obligated issue, renew, increase or extend any Documentary Credits, if as of the date of such Borrowing, the Borrowings under the facility established under Section 3.1(a) of the Agreement would exceed the maximum limit of such credit facility. Within the foregoing limits, and subject to the terms and conditions of the Agreement, the Borrower’s ability to obtain Documentary Credits shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Documentary Credits to replace Documentary Credits that have expired or that have been drawn upon and reimbursed. The undrawn face amount of each Existing Letter of Credit shall constitute Borrowings under the credit facility provided for in Section 3.1(a), and the reimbursement obligations with respect thereto shall be governed by the terms and conditions of the Agreement.

3.5                               Notice for Canadian Advances Under the Credit Facility

The Borrower shall give to Royal a notice in the form of Schedule E of its intention to take a Canadian Advance. The Borrower may request from Royal Canadian Advances in minimum amounts of $100,000 or any greater whole multiple of $100,000 with prior irrevocable notice on the Business Day before the requested Drawdown Date if the requested Canadian Advance is for more than $1,000,000 and on the Drawdown Date if the requested Canadian Advance is for $1,000,000 or less and any such notice shall specify the amount of the requested Canadian Advance, and the Drawdown Date and Royal shall make the advance on the Drawdown Date specified in the request, unless that date is not a Business Day, in which case the advance shall be made on the next following Business Day.

3.6                               Obligation of Royal

Royal shall not be under any obligation to issue or renew or permit renewal of any Documentary Credit if:

(a)                                  any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain Royal from issuing such Documentary Credit, or any law applicable to Royal or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Royal shall prohibit, or request that Royal refrain from, the issuance of documentary credits generally or such Documentary Credit in particular or shall impose upon Royal with respect to such Documentary Credit any restriction, reserve or capital requirement (for which Royal is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Royal any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which Royal in good faith deems material to it;

(b)                                 subject to Section 3.7(b), the expiry date of such requested Documentary Credit would occur more than twelve months after the date of issuance or last renewal, unless Royal has approved such expiry date;

(c)                                  the expiry date of such requested Documentary Credit would occur after the Letter of Credit Expiration Date, unless Royal has approved such expiry date;

(d)                                 the issuance of such Documentary Credit would violate the policies of Royal; or

(e)                                  such Letter of Credit is to be denominated in a currency other than Canadian Funds or U.S. Funds,

and Royal will be under no obligation to amend any Documentary Credit if Royal would have no obligation at such time to issue such Documentary Credit in its amended form under the terms of the Agreement or the beneficiary of such Documentary Credit does not accept the proposed amendment to such Documentary Credit.

3.7                               Procedures for Issuance and Amendment of Documentary Credit; Auto-Renewal of Documentary Credit

(a)                                  Each Documentary Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered Royal in the form of a Documentary Credit Application, appropriately completed and signed by an authorized signatory of the Borrower. Such Documentary Credit Application must be received by Royal not later than 8:00 a.m. Toronto time at least three Business Days (or such later date and time as Royal may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Documentary Credit, such Documentary Credit Application shall specify in form and detail satisfactory to Royal:

(1)                                  the proposed issuance date of the requested Documentary Credit (which shall be a Business Day);

(2)                                  the amount thereof;

(3)                                  the expiry date thereof;

(4)                                  the name and address of the beneficiary thereof;

(5)                                  the documents to be presented by such beneficiary in case of any drawing thereunder;

(6)                                  the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and

(7)                                  such other matters as Royal may require,

and during the Cash Collateral Period the Borrower will, at the time of delivery of the Documentary Credit Application, deliver to Royal a Borrowing Base Certificate and deposit or direct Royal in writing to deposit in the Restricted Cash Collateral Account the amount required to collateralize the Documentary Credit applied for.

In the case of a request for an amendment of any outstanding Documentary Credit, such Documentary Credit Application shall specify in form and detail satisfactory to Royal:

(A)                              the Documentary Credit to be amended;
(B)                                the proposed date of amendment thereof (which shall be a Business Day);
(C)                                the nature of the proposed amendment; and
(D)                               such other matters as Royal may require.

(b)                                 If the Borrower so requests in any applicable Documentary Credit Application, Royal may, in its sole and absolute discretion, agree to issue a Documentary Credit that has automatic renewal provisions (each, an “Auto-Renewal Documentary Credit”); provided that any such Auto-Renewal Documentary Credit must permit Royal to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance or renewal of such Documentary Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Documentary Credit is issued. Unless otherwise directed by Royal, the Borrower shall not be required to make a specific request to Royal for any such renewal. Royal shall not permit any such renewal if:

(1)                                  Royal has determined that it would have no obligation at such time to issue such Documentary Credit in its renewed form under the terms of the Agreement (by reason of the provisions of Sections 3.4, 3.6 or otherwise),

(2)                                  one or more of the applicable conditions specified in Section 3.7 is not then satisfied. Notwithstanding anything to the contrary contained herein, Royal shall have no obligation to permit the renewal of any Auto-Renewal Documentary Credit at any time to the extent such non-renewal is permitted by the terms of such Auto-Renewal Documentary Credit.

(c)                                  Promptly after its delivery of any Documentary Credit or any amendment to a Documentary Credit to an advising bank with respect thereto or to the beneficiary thereof, Royal will also deliver to the Borrower a true and complete copy of such Documentary Credit or amendment.

3.8                               Drawings and Reimbursements

(a)                                  Upon receipt from the beneficiary of any Documentary Credit of any notice of a drawing under such Documentary Credit, Royal shall notify the Borrower thereof. Not later than 12:00 noon Toronto time on the date of any payment by Royal under a Documentary Credit (each such date, an “Honour Date”), the Borrower shall reimburse Royal , in an amount equal to the amount of such drawing. At the Borrower’s option during the Cash Collateral Period, it may in, lieu of remitting the amount necessary to reimburse such drawing, send written instruction to Royal not later than 12:00 noon Toronto time, directing Royal to debit the Restricted Cash Collateral Account in the amount necessary to reimburse such drawing. Such instruction shall be accompanied by a Borrowing Base Certificate showing that after giving effect to such reimbursement (and any permanent reduction in the amount of the Documentary Credit effected by such drawing), there will be no shortfall in the Collateral Value of the Borrowing Base.

(b)                                 With respect to any amount not reimbursed to Royal pursuant to (a), the Borrower shall be deemed to have obtained from Royal an Advance in that amount, which Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Prime Rate.

3.9                               Obligations Absolute

The obligation of the Borrower to reimburse Royal for each drawing under each Documentary Credit and to repay each Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a)                                  any lack of validity or enforceability of such Documentary Credit, this Agreement, or any other agreement or instrument relating thereto;

(b)                                 the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Documentary Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Royal or any other Person, whether in connection with the Agreement, the transactions contemplated hereby or by such Documentary Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c)                                  any draft, demand, certificate or other document presented under such Documentary Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Documentary Credit;

(d)                                 any payment by Royal under such Documentary Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Documentary Credit; or any payment made by Royal under such Documentary Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of Documentary Credit, or

(e)                                  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Documentary Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify Royal. The Borrower shall be conclusively deemed to have waived any such claim against Royal and its correspondents unless such notice is given.

3.10                        Role of Royal

In paying any drawing under a Documentary Credit, Royal shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Documentary Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Documentary Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither Royal nor any of its correspondents, participants or assignees, shall be liable or responsible for any of the matters described in Sections 3.9(a) through (e); provided that anything in Sections 3.9(a) through (e) or this Section 3.10 notwithstanding, the Borrower may have a claim against Royal, and Royal may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by Royal’s willful misconduct or gross negligence or Royal’s willful failure to pay under any Documentary Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Documentary Credit. In furtherance and not in limitation of the foregoing, Royal may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Royal shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Documentary Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.11                        Documentary Credit Fees

The Borrower shall pay to Royal documentary credit fee for each Documentary Credit equal to the greater of $250 and the Applicable Percentage times the daily maximum amount available to be drawn under such Letter of Credit (calculated with reference to the maximum amount in effect under such Documentary Credit at the time of calculation and not calculated with reference to the maximum face amount of such Documentary Credit after giving effect to any increases contemplated therein until such increases occur). Such documentary credit fees shall be computed on a quarterly basis in arrears. Such documentary credit fees shall be due and payable on the last Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Documentary Credit, on the expiry date of that Document Credit and thereafter on demand.

3.12                        Conflict with Letter of Credit Application

In the event of any conflict between the terms hereof and the terms of any Documentary Credit Application, the terms hereof shall control.

3.13                        Existing Letters of Credit

The provisions of the Agreement will apply to the Existing Letters of Credit in the same manner as if the Existing Letters of Credit had been issued pursuant to the Agreement.

3.14                        Collateral Coverage; Restricted Cash Collateral

(a)                                  The Borrower shall have the option once during the term of the Agreement to elect to cash collateralize its obligations and liabilities hereunder in respect of the credit facility provided for in Section 3.1(a) by depositing Cash Equivalents in the Restricted Cash Collateral Account and notifying Royal in writing of such election. Thereafter, on or prior to the tenth (10th) Business Day of each month, the Borrower shall deliver to Royal a Borrowing Base Certificate as of the last Business Day of the immediately preceding month (each such date a “Re-Margin Date”). On and from the date that the Borrower elects as aforesaid to cash collateralize until the Collateral Release Date, as defined below in Section 3.14(c), (the “Cash Collateral Period”) if total Borrowings under the credit facility provided for in Section 3.1(a) exceed the lesser of $10,000,000 and the Collateral Value of the Borrowing Base, the Borrower shall deposit or direct Royal in writing to deposit into the Restricted Cash Collateral Account an amount equal to such excess on or prior to such tenth (10th) Business Day. If, as of any Re-Margin Date, the Collateral Value of the Borrowing Base exceeds the then outstanding Borrowings under the credit facility provided for in Section 3.1(a), Royal provided no Event of Default exists as of such Re-Margin Date, shall, upon written request by the Borrower made in the related Borrowing Base Certificate, remit the amount of such excess (the “Excess Amount”) from the Restricted Cash Collateral Account to the Borrower promptly if the Excess Amount consists of Canadian Funds or U.S. Funds and promptly on maturity of each Cash Equivalent if the Excess Amount consists of certificates of deposit or term deposits. The Excess Amount will be free and clear of the Lien granted in the Restricted Cash Collateral Agreement as of such Re-Margin Date. The Borrower shall comply with all of its obligations under this Section 3.14 so long as Royal shall have any commitment under the Agreement, any Obligation hereunder for the payment of money that has accrued and is payable shall remain unpaid or unsatisfied, or any Documentary Credit shall remain outstanding.

(b)                                 The Borrower shall maintain the Restricted Cash Collateral Account at all times during the Cash Collateral Period.

(c)                                  The Borrower may, at any time following any Re-Margin Date but only once during the term of the Agreement, elect to release the Restricted Cash Collateral and terminate the requirements of Section 3.14(a) hereof; provided, that (i) as of the effective date of such election (the “Collateral Release Date”), the Guarantor shall be able to demonstrate to the reasonable satisfaction of Royal that for the twelve month period immediately preceding the Collateral Release Date (A) the Consolidated Leverage Ratio for such period was less than or equal to 2.50 to 1.00 and (B) the Consolidated Interest Coverage Ratio for such period was greater than or equal to 4.25 to 1.00, (ii) no Default or Event of Default shall have occurred and be continuing prior to, as of or immediately after the Collateral Release Date (for the avoidance of doubt, the determination of the existence of a Default or an Event of Default immediately after the Collateral Release Date shall take into account the effectiveness of the covenants set forth in Section 6 of the Agreement which are effective only during the No Collateral Period as well as those covenants set forth in Section 6 of the Agreement which are effective at all times during the term of the Agreement) and (iii) the Borrower shall have delivered a Cash Collateral Release Notice to Royal demonstrating compliance with the foregoing conditions and setting forth the date of the proposed Collateral Release Date at least 60 days prior to such proposed Collateral Release Date.

(d)                                 The Borrower will deliver to Royal, promptly prior to the commencement of any No Collateral Period (as defined in the Guarantor Credit Agreement), notice of such No Collateral Period under the terms of the Guarantor Credit Agreement.

3.15                        Security

At all times after the Closing Date, the Obligations shall be secured in accordance with Royal’s Security, and the Borrower agrees that it will from time to time execute or cause to be executed any Borrower Guarantees and Borrower Subsidiaries’ Guarantees and any such documents will be part of Royal’s Security. In connection with the pledge of any Collateral which is included in the calculation of the Collateral Value of the Borrowing Base as reflected in a duly executed Borrowing Base Certificate delivered by the Borrower, the Borrower will from time to time execute or cause to be executed such security agreements, control agreements and any other documents incident to the granting or perfection of the Lien in such Collateral as Royal may reasonably request and any such documents will be part of Royal’s Security. Without limiting any provision of the Restricted Cash Collateral Agreement, the Borrower hereby grants to Royal, a Lien upon the Restricted Cash Collateral to secure the Obligations.

3.16                        Swap Contracts, PDS Services and EFT Transfers

Under the credit facility established pursuant to Section 3.1(b):

(a)                                  the Borrower may request that Royal enter into Swap Contracts with the Borrower from time to time. Royal may decline such request or may agree to enter into Swap Contracts, provided:

(1)                                  the Borrower agrees to the terms and conditions of the current applicable Master Agreement or such other similar or standard form of agreement appropriate to the type of Swap Contract, requested by the Borrower as may be required by Royal and enters into and delivers such agreement to Royal;

(2)                                  the Borrower pays all required fees in connection with a Swap Contract and indemnifies Royal against any loss, cost or expense incurred by Royal including any Swap Termination Values;

(3)                                  the Borrower indemnifies Royal against any loss, cost or expense suffered or incurred by Royal as a result of acting upon instructions given or agreements made over the telephone or by electronic transmission of any type with persons reasonably believed by Royal to have been acting on the Borrower’s behalf;

(4)                                  the Borrower agrees that if there is any inconsistency at any time between the terms of the Agreement and any Master Agreement, the terms of such Master Agreement shall prevail; and

(b)                                 the Borrower may request that Royal provide PDS Services and EFT Transfers from time to time. Royal may decline such request or may agree to provide PDS Services and EFT Transfers, subject to the execution and delivery of Royal’s standard form of agreement appropriate to the type of PDS Services or EFT Transfers requested.

3.17                        Interest Act of Canada

For the purpose of the Interest Act of Canada, the yearly rate of interest to which interest calculated on the basis of a year of 360 or 365 days is equivalent, is the rate of interest determined as herein provided multiplied by the number of days in such year divided by 360 or 365, as the case may be.

3.18                        Default Interest

Default interest payable in the currency of the amount which is overdue shall be paid on all interest, fees and other amounts payable hereunder which are overdue. Default interest with respect to interest, fees and other amounts payable in Canadian Funds shall be at the Prime Rate and with respect to interest, fees and other amounts payable in U.S. Funds shall be at the U.S. Base Rate, as the case may be. Default interest on overdue interest, fees and other amounts shall be compounded monthly and shall be paid on demand both before and after maturity, default and judgement. Default interest shall be computed from and including the date interest, fees or any other amounts payable pursuant to the Agreement become due and shall be paid for so long as such amount or amounts remains unpaid.

3.19                        Indemnity for Out-of-Pocket Expenses

The Borrower agrees to indemnify Royal against any out-of-pocket loss or expense which it may sustain or incur as a consequence of the Borrower’s failure to effect, repay or prepay a Borrowing as specified in any Notice of Borrowing delivered by the Borrower pursuant to the Agreement.

3.20                        Effective Time for Section 3 Notices

For the purposes of Section 3 of the Agreement, and unless otherwise specified in Section 3, notices from the Borrower to Royal must be received by Royal prior to 10:00 a.m. local time at Vancouver, British Columbia to be effective on the date on which they are given. Notices received after that local time will take effect from the next Banking Day or Business Day, as the case may be.

3.21                        Increased Costs

Subject to Section 3.23, if, after the Closing Date, the implementation or introduction of or any change in any applicable law, regulation, treaty, or official directive or regulatory requirement now or hereafter in effect (whether or not having the force of law), or any change in the interpretation or application thereof by any court or by any judicial or governmental body charged with the interpretation or administration thereof, or if compliance by Royal with any request from any central bank or other fiscal, monetary, or other authority (whether or not having the force of law):

(a)                                  subjects Royal to any tax, changes the basis of taxation of payments due to Royal or increases any existing tax, on payments of principal, interest, or other amounts payable by the Borrower to Royal under the Agreement (except for taxes on the overall net income of Royal imposed by the jurisdiction in which it is incorporated or resident or from which it is acting for the purposes of the Agreement, and except for taxes on Royal’s capital or other similar taxes); or

(b)                                 imposes on Royal any other condition with respect to the Agreement,

and the result of (a) or (b) is, in the reasonable determination of Royal acting in good faith, to increase the cost to Royal or to reduce the income receivable by Royal in respect of a Borrowing or Facility Fee payable, or to reduce the rate of return on the overall capital of Royal, the Borrower shall, upon receipt of a certificate from Royal as described below (“Certificate”), pay to Royal that amount which compensates Royal for such additional cost, reduction in income or rate of return (“Additional Amount”) from the date of the Certificate. The Borrower will pay the Additional Amount on the next following 20th day of the month and on the 20th day of each month thereafter until the earlier of (a) the date on which the Additional Amount has been paid in full, and (b) the date on which the Borrower has repaid and/or converted all Borrowings with respect to which a Certificate has been delivered. Royal shall deliver a Certificate to the Borrower which shall set forth the amount of the Additional Amount and the basis for its calculation which will, in the absence of manifest or demonstrable error, be conclusive evidence of the amount of the Additional Amount. Royal will use its reasonable efforts to reduce the amount of the Additional Amount payable hereunder provided that Royal will have no obligation to expend its own funds, to suffer any economic hardship or to take any action detrimental to its interest in connection therewith.

3.22                        Borrower’s Option on Receipt of an Increased Costs Certificate

If Royal delivers the Certificate and the Borrower has paid the Additional Amount required to be paid by the Certificate in accordance with the Certificate, then with two Business Days’ prior written irrevocable notice to Royal, the Borrower may within 60 days, prepay in full without bonus or penalty all Borrowings, with respect to which a Certificate has been delivered, interest, fees and other amounts payable hereunder in connection with such Borrowings.

3.23                        Increased Costs Limitation

Royal agrees that:

(a)                                  the increased costs payable by the Borrower pursuant to Section 3.21 shall not include:

(1)                                  those resulting from any law, regulation, treaty, or official directive or regulatory requirement or amendments thereto of which Royal had knowledge prior to the Closing Date, or

(2)                                  any tax, penalty or other charges payable by Royal due to its failure to pay or delay in paying any amount required to be paid by it referred to in Section 3.21(a);

(b)                                 it will not charge the Borrower for any increased costs payable by it referred to in Section 3.21 if it is not at the same time passing similar costs on to substantially all of its customers to whom Royal is, by agreement, entitled to pass on such costs; and

(c)                                  it will use all reasonable efforts to minimize amounts payable by the Borrower hereunder including all reasonable efforts to obtain refunds or credits.

3.24                        Repayment of Credit Facility

On the Maturity Date the Borrower shall repay to Royal the whole of the outstanding amount of Borrowings under the Credit Facility provided for under Section 3.1(b) together with interest, fees and other amounts due hereunder to such date. Royal may retain sufficient Restricted Cash Collateral after the Maturity Date to secure its obligations under any Documentary Credits which have not at that time expired or been cancelled or returned and related interest, fees or other amounts by maintaining the Collateral Value of the Borrowing Base.

3.25                        Extension of Maturity Date

Royal in its sole discretion may, at the request of the Borrower, extend the Maturity Date and the Letter of Credit Expiration Date for successive periods of 364 days. If the Borrower wishes to extend the Maturity Date and the Letter of Credit Expiration Date it shall so notify Royal not more than 90 days and not less than 60 days prior to the then current Maturity Date and Royal shall, within 30 days of receipt of such extension notice, advise the Borrower of its determination in response to any such request. If Royal determines that it will extend the Maturity Date and the Letter of Credit Expiration Date for 364 days the current Maturity Date, and the current Letter of Credit Expiration Date shall be extended to that date which is 364 days past the current Maturity Date or Letter of Credit Expiration Date, as the case may be. The Borrower and the Guarantor acknowledge that the rates of interest, Facility Fee, acceptance fees, Documentary Credit Fees and any other fees payable by the Borrower under the Agreement are subject to confirmation by Royal at the time of each request for an extension of the Maturity Date and Letter of Credit Expiration Date.

3.26                        Currency of All Payments

All repayments made by the Borrower pursuant to the Agreement shall be made in the currency of the Borrowing being repaid.

3.27                        Borrower’s Right to Cancel Available Amount of Credit Facility

If the Borrower delivers to Royal three Business Days’ prior irrevocable notice, the Borrower may, without penalty, cancel the available amount of the Credit Facility or a portion thereof in minimum increments of $5,000,000 or any greater amount in whole multiples of $100,000. Such cancellation shall be effective on the later of the effective Business Day set out in such notice and the third Business Day after such notice. No cancellation under this Section 3.27 shall be effective in respect of any portion of the Credit Facility which has been advanced or utilized until such advance or utilization has been repaid or reduced and all interest and fees accruing thereon have been paid. Any such amount so cancelled shall permanently reduce the available amount of the Credit Facility thereafter available for Borrowings by a like amount.

3.28                        Facility Fee

The Borrower shall pay to Royal a facility fee (the “Facility Fee”) in an amount equal to the Applicable Percentage per annum on the full amount of the credit facility described in Section 3.1(a) regardless of usage from the Closing Date until the Maturity Date. The Facility Fee shall be paid in Canadian Funds calculated on a daily basis and be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.

3.29                        Arrangement Fee

The Borrower shall pay to Royal an arrangement fee of $12,500 on the Closing Date.

3.30                        Evidence of Indebtedness

Royal shall open and maintain on its books at its Branch of Account, accounts and records evidencing Borrowings and other amounts owing by the Borrower to Royal under the Agreement. Royal shall record Documentary Credits issued and cancelled by it and all other amounts becoming due to it under the Agreement including interest, Documentary Credit Fees, the Facility Fee and other fees and amounts and all payments on account thereof. Such accounts and records maintained by Royal shall constitute, in the absence of manifest or demonstrable error, prima facie evidence of the indebtedness of the Borrower to Royal pursuant to the Agreement, the date Royal made each Borrowing available to the Borrower and the amounts the Borrower has paid from time to time on account of principal and interest on the Borrowings, Documentary Credit Fees, the Facility Fee and other fees and amounts payable pursuant to the Agreement and all other amounts owing hereunder.

3.31                        Determination of Available Amount of the Credit Facility

The available amount of the Credit Facility shall always be determined in Canadian Funds, with Borrowings by way of Documentary Credits in U.S. Funds converted to Canadian Funds by determining the Equivalent Amount of any such Documentary Credit in U.S. Funds.

4.                                      SECURITY FOR BORROWINGS

4.1                               Security for Borrowings

As general and continuing security for the performance of all obligations of the Borrower hereunder and the prompt payment when due by the Borrower of Borrowings under the Credit Facility and interest thereon and all other money for the time being and from time to time owing by the Borrower hereunder, including the Facility Fee, Documentary Credit Fees and other fees, default interest, fees for Swap Contracts, Swap Termination Values, fees and liabilities in respect of EFT Transfers and PDS Services, the Borrower confirms that, subject to the provisions of this Agreement, it has executed and delivered or caused to be executed and delivered, or shall execute and deliver, or cause to be executed and delivered to Royal the following:

(a)                                  the Restricted Cash Collateral Agreements;

(b)                                 the Amended Subordination Agreement; and

(c)                                  the Guarantee.

4.2                               Conflict Between the Agreement and Royal’s Security

Except for the choice of law provisions in the Guarantee and those provisions in Royal’s Security describing the collateral over which security is taken or which allow for dispositions of such collateral free from such security, which shall prevail, if there is any discrepancy or inconsistency between the terms of the Agreement and the terms of Royal’s Security the terms of the Agreement shall prevail.

4.3                               Payment

Notwithstanding that the Guarantee, the Borrower Guarantees and the Borrower Subsidiaries’ Guarantees are expressed to be payable on demand, Royal will not demand payment thereof except when an Event of Default has occurred and is continuing.

4.4                               Guarantees

Notwithstanding the aggregate dollar limitations on liability under the Guarantee, the Borrower Guarantees and the Borrower Subsidiaries’ Guarantees, Royal acknowledges that the respective dollar limitations set out in those guarantees are not intended to be cumulative.

5.                                      CREDIT FACILITY CONDITIONS PRECEDENT

5.1                               Conditions Precedent to Initial Borrowings

Royal shall not be obliged to make an initial advance of the Credit Facility unless, on the Closing Date, all representations and warranties contained in Section 2 of the Agreement are true and correct, no Event of Default has occurred and is continuing and upon each of the following conditions being satisfied:

(a)                                  delivery by the Borrower to Royal of the following:

(1)                                  duly executed copies of the Agreement together with all documents which the Borrower has covenanted to deliver under the Agreement and any other documents or instruments as in the opinion of counsel for Royal are reasonably necessary or appropriate to render effective the Agreement;

(2)                                  a certificate of good standing for the Borrower and each of the Borrower Subsidiaries from the Office of the British Columbia Registrar of Companies;

(3)                                  a certified copy of the Charter for the Borrower;

(4)                                  a certified copy of a resolution or resolutions of the board of directors of the Borrower or a duly constituted and authorized committee of its directors and each of the Borrower Subsidiaries authorizing it to execute, deliver and perform its obligations under the Agreement and Royal’s Security and the instruments, agreements, certificates, papers and other documents contemplated herein and therein and the manner in which and by whom the foregoing documents are to be executed and delivered;

(5)                                  an incumbency certificate of the Borrower and each of the Borrower Subsidiaries setting forth the names of its directors and officers and specimen signatures of the individuals who sign the Agreement and Royal’s Security and the instruments, agreements, certificates, papers and other documents provided for or contemplated therein;

(6)                                  a certificate signed by the Chief Financial Officer or other responsible person certifying:

(A)                              that the Guarantor is not in default under the Guarantor Credit Agreement;
(B)                                there is no material litigation pending or threatened against the Borrower other than as disclosed in the December 31, 2003 annual report;
(C)                                there has been no material adverse change in the financial conditions and operations of the Guarantor or any of its Subsidiaries since the date of the Guarantor’s most recent financial statements referred to in Section 2.16 of the Agreement;

(7)                                  a favourable opinion of counsel for the Borrower (in form and content satisfactory to the solicitors for Royal) to the effect that:

(A)                              the Borrower and each of the Borrower Subsidiaries has been duly incorporated, amalgamated or continued under the laws of the Province of British Columbia and is, according to the records of the office of the Registrar of Companies for the Province of British Columbia, an existing company in good standing with respect to the filing of its annual reports;
(B)                                the Borrower and each of the Borrower Subsidiaries have the corporate power and capacity to borrow money and grant security therefore in the manner contemplated by the Agreement and Royal’s Security and to enter into, observe and perform the terms and obligations on its part to be observed and performed under the Agreement and Royal’s Security;
(C)                                the Borrower has duly authorized, executed and delivered the Agreement and that Royal’s Security to which it is a party and each of the Borrower Subsidiaries have duly authorized, executed and delivered that Royal’s Security to which it is a party, the Agreement and such Royal’s Security constitute valid, binding and enforceable obligations of the Borrower and the Borrower Subsidiaries (as applicable) in accordance with its terms, save as enforcement may be limited by:
(i)                                     applicable bankruptcy, insolvency, moratorium or reorganization or other laws affecting creditors’ rights generally;
(ii)                                  the unavailability of equitable remedies such as the remedy of specific performance and injunction in any particular instance;
(iii)                               the inability of the Courts of Canada to give judgement for payment in foreign currencies; and
(iv)                              such other qualifications and limitations as counsel for Royal may accept acting reasonably;
(D)                               so far as they are aware in their capacity as counsel for the Borrower in respect of this transaction, there are no actions, proceedings or investigations pending or threatened against the Borrower which question the validity of the Agreement or Royal’s Security or the validity of any act to be taken pursuant thereto, and, in addition, dealing with such other matters incidental to the transactions contemplated by the Agreement as Royal may reasonably and properly require;

(8)                                  an opinion of Messrs. Bull, Housser & Tupper, counsel for Royal (in form and content satisfactory to Royal but subject to the usual assumptions and qualifications) to the effect that the Agreement and Royal’s Security have been executed by all parties thereto and delivered to Royal and that such items of Royal’s Security which require registration or filing have been registered or filed in all places and offices in British Columbia and elsewhere (as may be determined by counsel for Royal) where such registration or filing is necessary;

(b)                                 delivery by the Guarantor to Royal of the following:

(1)                                  the duly executed Guarantee and Subordination Agreement;

(2)                                  a certificate of good standing for the Guarantor;

(3)                                  a certified copy of the Charter for the Guarantor;

(4)                                  a certified copy of a resolution or resolutions of the Guarantor’s board of directors or a duly constituted and authorized committee of the Guarantor’s board of directors authorizing the Guarantor to execute, deliver and perform its obligations under the Agreement and the instruments, agreements, certificates, papers and other documents contemplated herein, including the Guarantee and the Subordination Agreement and the manner in which and by whom the foregoing documents are to be executed and delivered;

(5)                                  an incumbency certificate of the Guarantor setting forth the names of its directors and officers and specimen signatures of the individuals who sign the Agreement, the Guarantee, the Subordination Agreement and the other instruments, agreements, certificates, papers and other documents provided for or contemplated therein;

(6)                                  a favourable opinion of counsel for the Guarantor (in form and content satisfactory to the solicitors for Royal) substantially to the effect that:

(A)                              the Guarantor is a corporation duly organized and existing under the laws of the State of Delaware, U.S.A., and is in good standing in that jurisdiction;
(B)                                the Guarantor has all requisite corporate power and capacity to guarantee the obligations of the Borrower, to enter into, observe and perform its obligations under the Agreement, the Guarantee and the Subordination Agreement;
(C)                                the Guarantor has taken all necessary corporate action to authorize the execution, delivery and performance of its obligations under the Agreement, the Guarantee and the Subordination Agreement;
(D)                               each of the Agreement, the Guarantee and the Subordination Agreement has been duly authorized, executed and delivered by the Guarantor and constitutes legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its respective terms, save as enforceability may be limited by:
(i)                                     applicable bankruptcy, insolvency, fraudulent transfer, moratorium or reorganization or other similar laws affecting creditors’ rights generally, and
(ii)                                  general principles of equity and the unavailability of the remedies of specific performance and injunction in any particular instance;
(E)                                 so far as they are aware in their capacity as counsel to the Guarantor, there is no action, suit, proceeding or investigation pending or threatened against the Guarantor which questions the validity of the Agreement, the Guarantee or the Subordination Agreement or the validity of any act to be taken pursuant thereto;
(F)                                 so far as they are aware in their capacity as counsel to the Guarantor, neither the execution and delivery of the Agreement, the Guarantee or the Subordination Agreement by the Guarantor nor the fulfilment or compliance with the terms thereof:
(i)                                     contravenes or results in a breach of any of the terms, conditions or provisions of the Charter of the Guarantor, or
(ii)                                  contravenes or results in any breach of or constitutes a default under any material agreement to which the Guarantor is a party or by which it is bound;

(c)                                  the Borrower shall have paid all fees and expenses then due to Royal including the arrangement fee due under Section 3.29 and any reasonable legal fees invoiced prior to the Closing Date.

(d)                                 all documents and legal matters in connection with the transactions contemplated by the Guarantor Credit Agreement shall have been completed prior to the Closing Date.

5.2                               Conditions Precedent to Subsequent Borrowings

It shall be a condition of each subsequent advance, renewal or conversion under the Credit Facility that:

(a)                                  the representations and warranties contained in Section 2 hereof shall be true on and as of the date of each advance, renewal or conversion;

(b)                                 Royal is satisfied that there has been no material adverse change in the financial condition or operation of the Borrower or the Guarantor; and

(c)                                  no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to such advance, renewal or conversion.

The Borrower will, upon request of Royal, deliver to Royal a certificate or certificates of an officer on behalf of the Borrower or the Guarantor to that effect.

6.                                      COVENANTS OF THE BORROWER AND THE GUARANTOR

6.1                               Borrower’s Covenants

The Borrower covenants and agrees with Royal as follows:

Positive Covenants of the Borrower

(a)                                  that it will duly and punctually pay or cause to be paid all amounts required to be paid by it to Royal pursuant to the Agreement, including principal, interest, default interest, Documentary Credit Fees, Swap Termination Values, the Facility Fee, fees for Swap Contracts and any other fees and amounts, on the day, at the place, in the Currencies and in the manner set forth herein;

(b)                                 that it will duly observe and perform or cause to be observed and performed each and all of the covenants and agreements required by it to be observed and performed as set forth in the Agreement and Royal’s Security;

(c)                                  that it will maintain Insurance Coverage at all times and will forthwith notify Royal upon the happening of any loss which could reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower and if Insurance Coverage is provided by third party insurers, it shall duly and punctually pay all premiums and other sums of money for maintaining such insurance;

(d)                                 that it will and it will cause each of its Subsidiaries to file all material tax returns including income tax returns, corporation capital tax returns and other tax filings in all required jurisdictions;

(e)                                  that it will and it will cause each of its Subsidiaries to pay all material taxes (except taxes in dispute which are being contested in good faith) including interest and penalties and will pay or make adequate reserves for the ultimate payment of any tax payment which is being contested;

(f)                                    that it will and it will cause each of its Subsidiaries to actively and diligently contest or cause to be contested in good faith, by appropriate and timely proceedings, or effect a timely and provident settlement of any action, suit, litigation or other proceeding the result of which could reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower;

(g)                                 that it will and it will cause each of its Subsidiaries to effect a timely and provident settlement of or bring an application to stay any writ of execution, attachment or similar process issued or levied against all, or a substantial portion of, its property or the property of any of its Subsidiaries in connection with any judgement against it or any of its Subsidiaries in an amount which materially adversely affects the financial condition or operations of the Borrower;

(h)                                 that it will and it will cause each of its Subsidiaries to observe and comply with the provisions of all applicable laws, regulations, bylaws, ordinances and orders of any Governmental Body dealing in relation to its business or the business of any of its Subsidiaries with pollution of the environment, toxic and hazardous materials and waste and other environmental hazards, unless the failure to so observe and comply would not, in the judgement of the Borrower, reasonably exercised, materially adversely affect the ability of the Borrower to meet its obligations under the Agreement;

(i)                                     that it will, as soon as practical after it becomes aware thereof, provide Royal with prompt notice of:

(1)                                  any spills of Contaminants which are required to be reported to any Governmental Body, and

(2)                                  of any investigations, control orders, stop orders, injunctions, prosecutions or lawsuits under any federal, provincial, municipal or other laws relating to pollution of the environment, the handling of toxic or hazardous materials and waste or any other environmental or public health and safety laws, and which, in either such case, would, in the judgement of the Borrower, reasonably exercised, have a material adverse effect on the business or financial condition of the Borrower or any of its Subsidiaries and which would materially adversely affect the ability of the Borrower to meet its obligations under the Agreement;

(j)                                     that it will cause its Chief Financial Officer, such other senior officer as may be appropriate or its auditor, to meet with Royal to discuss and explain, as the case may be, any of its affairs, finances and accounts and to provide such other information pertaining to its business and operations together with such reports and documents as Royal may reasonably require;

(k)                                  that it will permit representatives and independent contractors of Royal to visit and inspect any of its or its Subsidiaries’ properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their corporate affairs, finances and accounts with directors, officers, and independent chartered accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the

Borrower except that, when an Event of Default exists, Royal may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice;

(l)                                     that it will maintain and it will cause each of its Subsidiaries to maintain in full force and effect all material leases, licences, permits, consents and regulatory approvals necessary for the due carrying on of their respective businesses;

(m)                               that it will maintain and it will cause each of its Subsidiaries to maintain their respective corporate existences as validly subsisting corporations;

(n)                                 that it will give to Royal prompt notice of any Event of Default or any event that with notice or lapse of time would be an Event of Default;

(o)                                 that it will use Borrowings solely for the purposes set forth in Section 3.1 and for no other purpose;

Negative Covenants of the Borrower

(p)                                 that, without the prior written consent of Royal, it will not, nor will it permit any Subsidiary to merge, amalgamate, enter into any corporate reorganization or otherwise modify its corporate structure in any way which would materially adversely affect its asset base or consolidated cash flow or impair the ability of the Borrower to observe and perform its obligations under the Agreement;

(q)                                 that, it will not and it will cause each of its Subsidiaries not to make any Disposition of any of its property or assets except for:

(1)                                  Dispositions of inventory or current assets in the ordinary course of business and on commercially reasonable terms it being acknowledged that sales and transfers of inventory and related property and assets to the Guarantor are in the ordinary course of business;

(2)                                  Dispositions of individual items of property or assets in any fiscal year having an aggregate value of $5,000,000 or less based on the greater of net book value or the value determined by the value of the sale or disposition, or

(3)                                  Dispositions of assets as approved in writing by Royal;

(r)                                    that it will not allow the aggregate of the principal amount of Borrowings under the credit facility established pursuant to Section 3.1(a) to exceed at any time during the Cash Collateral Period the Collateral Value of the Borrowing Base set out in the then current Borrowing Base Certificate;

(s)                                  that, without the prior written consent, of Royal, it will not grant, create, assume, suffer or permit any Lien on the Restricted Cash Collateral except for Royal’s Security;

Reporting Covenants of the Borrower

(t)                                    that it will and it will cause each of its Subsidiaries to at all times keep or cause to be kept proper books of account and that it will furnish to Royal within 90 days after the close of each fiscal year Sufficient Copies of its annual unaudited consolidated financial statements, signed by a Responsible Officer;

(u)                                 except for the year end fiscal quarter, it will deliver to Royal within 45 days of the close of each fiscal quarter Sufficient Copies of its quarterly unaudited consolidated financial statements signed by a Responsible Officer;

(v)                                 that it will deliver to Royal on or prior to the date reasonably stipulated by Royal Sufficient Copies of the Borrower’s (or any of its Subsidiaries), financial and operating statements, budgets, business and capex plans together with such other information, reports and documents as Royal may reasonably request;

(w)                               that it will provide prompt notice to Royal of any change to the financial position or business of the Borrower or any of its Subsidiaries which could have a material adverse effect on its financial position, business or ability to perform its obligations under the Agreement;

(x)                                   that it will deliver to Royal the Borrowing Base Certificate as required by Section 3.7 and Section 3.14;

6.2                               Guarantor’s Covenants

The Guarantor covenants with Royal as follows:

Positive Covenants of the Guarantor

(a)                                  that it will duly observe and perform or cause to be observed and performed each and all of the covenants and agreements required by it to be performed and observed as set forth in the Agreement and the Guarantee;

(b)                                 that it will at all times maintain such insurance as is usually maintained by others in the business of the same nature as the business of the Guarantor and each of its Subsidiaries, as the case may be, or maintain a program of self-insurance, with reserves, in accordance with sound business practices;

(c)                                  that it will, maintain its web site and post in a timely manner copies of all public documents filed with the U.S. Securities and Exchange Commission (with the exception of Forms S-8);

(d)                                 that it will give Royal at least 15 days’ notice of its intention to transfer, mortgage, pledge, charge or otherwise encumber or grant a security interest in any shares of the Borrower in which it has a legal or beneficial interest;

(e)                                  that it will, furnish to Royal:

(1)                                  as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Guarantor, a copy of the consolidated balance sheet of the Guarantor and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, cash flows and stockholders’ equity of the Guarantor and its consolidated Subsidiaries for such year which shall be audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to Royal, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification, assumption or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification;

(2)                                  as soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of the Guarantor, a copy of the consolidated balance sheet of the Guarantor and its consolidated Subsidiaries as at the end of such period and related consolidated statements of income and cash flows for the Guarantor and its consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments);

(3)                                  as soon as available, but in any event prior to the end of each fiscal year, a copy of the detailed annual operating budget or plan including cash flow projections of the Guarantor and its Subsidiaries for the next four fiscal quarter period prepared on a quarterly basis, in form and detail reasonably acceptable to Royal, together with a summary of the material assumptions made in the preparation of such annual budget or plan; provided, that such budget or plan shall not be required for a fiscal year if (i) as of the end of such fiscal year the Guarantor has an Investment Grade Debt Rating or (ii) the end of such fiscal year falls within the Cash Collateral Period;

all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (1) and (2) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a material change, if any, in the application of accounting principles as provided in Section 1.11;

(f)                                    that it will furnish to Royal concurrently with the delivery of the financial statements referred to in Section 6.2(e)(1) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(g)                                 that, concurrently with the delivery of the financial statements referred to in Sections 6.2(e)(1) and (2) above, it will furnish to Royal a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each of the Credit Parties during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in the Guarantor Credit Agreement to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default (each as defined in the Guarantor Credit Agreement) except as specified in such certificate and such certificate shall include the calculations in reasonable detail required to indicate compliance with Sections 6.2(nn) and (oo) as of the last day of such period;

(h)                                 that, (i) within thirty (30) days after the same are sent, it will furnish to Royal notice of and copies of all reports (other than those otherwise provided pursuant to Section 6.2(e) and those which are of a promotional nature) and other financial information which the Guarantor sends to its stockholders, and within thirty (30) days after the same are filed, notice of and copies of all financial statements and non-confidential reports which the Guarantor may file with the Securities and Exchange Commission or any successor or analogous Governmental Body; provided, however, that to the extent that (A) notification of such reports, information or statements is provided on the Guarantor’s authorized website and (B) copies of such reports, information or statements are publicly available, the requirements of this subsection (h) shall be satisfied;

(i)                                     that, promptly upon receipt thereof, it will furnish to Royal a copy of any other report or “management letter” submitted by independent accountants to the Guarantor or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person;

(j)                                     that, not less than ten (10) days prior to the consummation of any Permitted Acquisition for which consideration given by the Guarantor is $100,000,000 or greater, it will furnish to Royal:

(1)                                  a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation, the purchase price and method and structure of payment) and of each Target;

(2)                                  to the extent available, audited financial statements of the Target for its two (2) most recent fiscal years prepared by independent certified public accountants acceptable to Royal and unaudited fiscal year-to-date statements for the two (2) most recent interim periods; and

(3)                                  to the extent available, consolidated projected balance sheets, income statements, and cash flow statements of the Guarantor and its consolidated Subsidiaries (giving effect to such Permitted Acquisition and the consolidation with the Guarantor of each relevant Target) for the three (3)-year period following the consummation of such Permitted Acquisition, in reasonable detail, together with any appropriate statement of assumptions and pro forma adjustments reasonably acceptable to the Required Lenders;

(k)                                  that, promptly, but in no event later than three Business Days after a Responsible Officer of the Guarantor knows of any change in the Debt Rating, it will furnish to Royal notice of the new Debt Rating;

(l)                                     that it will furnish to Royal, promptly, such other documents and information about the business, operations, revenues, financial condition, property or business prospects of the Guarantor or any of its Subsidiaries as Royal, may from time to time reasonably request;

(m)                               that it will furnish to Royal, promptly prior to the commencement of any No Collateral Period (as defined in the Guarantor Credit Agreement), notice of such No Collateral Period under the terms of the Guarantor Credit Agreement;

(n)                                 that it, will perform all of its obligations under each contract to which it is a party, if a failure to so perform may have a Material Adverse Effect, except to the extent such obligation is being contested in good faith or a bona fide dispute exists with respect thereto so long as such Credit Party has established adequate reserves on the books of such Credit Party to account therefor in accordance with GAAP;

(o)                                 that it, will pay and perform all of its obligations under the Guarantor Credit Documents and pay and perform (i) all taxes, assessments and other governmental charges that may be levied or assessed upon it or its property, which if not paid or performed would have a Material Adverse Effect and (ii) all other indebtedness, obligations and liabilities in accordance with customary trade practices, which if not paid would have a Material Adverse Effect; provided that it may contest any tax, assessment or other governmental charge in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP;

(p)                                 that it, will continue to engage in business of the same general type as conducted by it on September 1, 2004 and preserve and maintain its corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation (or partnership, limited liability company or other such similar entity, as the case may be) and authorized to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect and shall maintain all licenses, permits and registrations necessary for the conduct of its operations, except to the extent that the failure to do so could not reasonably expected to result in a Material Adverse Effect;

(q)                                 that it, will keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted);

(r)                                    that it, will maintain with financially sound and reputable insurance companies insurance on all its material property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to Royal, upon reasonable written request, full information as to the insurance carried; provided, however, that the Guarantor and its Subsidiaries may maintain self insurance plans to the extent companies of similar size and in similar businesses do so;

(s)                                  that it, will keep proper books and records of accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and, provided that Royal uses reasonable efforts to minimize disruption to the business of the Guarantor and its Subsidiaries, permit representatives of Royal, from time to time, to visit and inspect its Properties and to inspect, audit and make extracts from its books, records and files, including without limitation management letters prepared by independent accountants and to discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects;

(t)                                    that it, will give notice in writing to Royal of:

(1)                                  promptly, but in any event within five (5) Business Days after a Responsible Officer of the Guarantor knows thereof, the occurrence of any Default or Event of Default;

(2)                                  promptly and in any event within five (5) Business Days after a Responsible Officer of the Guarantor knows thereof, the commencement of any (i) Material Proceeding, (ii) loss of or damage to any assets of the Guarantor or any Subsidiary that likely will result in a Material Adverse Effect and (iii) litigation, investigation or proceeding involving an environmental claim or potential liability under Environmental Laws that if adversely determined could reasonably be expected to have a Material Adverse Effect;

(3)                                  promptly and in any event within five (5) Business Days after a Responsible Officer of the Guarantor knows thereof, default by Guarantor or any Subsidiary under any note, indenture, loan agreement, mortgage or other similar agreement to which the Guarantor or any Subsidiary is a party or by which the Guarantor or any Subsidiary is bound, which relates to borrowed money, or of any other default under any other note, indenture, loan agreement, mortgage or other similar agreement to which the Guarantor or any Subsidiary is a party or by which the Guarantor or any Subsidiary is bound if, in each case in this subsection, such default could reasonably be expected to have a Material Adverse Effect;

(4)                                  promptly and in any event within thirty (30) days after a Responsible Officer of the Guarantor knows thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Guarantor or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

(5)                                  promptly and in any event within five (5) Business Days after a Responsible Officer of the Guarantor knows thereof, any other development or event which could reasonably be expected to have a Material Adverse Effect, each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Guarantor proposes to take with respect thereto. In the case of any notice of a Default or Event of Default, the Guarantor shall specify that such notice is a Default or Event of Default notice on the face thereof;

(u)                                 that it, will defend, indemnify and hold harmless Royal, and its respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Guarantor, any of its Subsidiaries or the Properties (as defined in the Guarantor Credit Agreement), or any orders, requirements or demands of Governmental Bodies related thereto, including, without limitation, reasonable solicitor’s/attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Credit Party Obligations and termination of the Commitments (as defined in the Guarantor Credit Agreement) under the Guarantor Agreement and the Guarantor Credit Documents;

(v)                                 that, to the extent failure to do so would have a Material Adverse Effect, it will, and will cause each of its Subsidiaries to (a) observe and remain in compliance with all applicable Requirements of Law, including all applicable Environmental Laws, except to the extent such Requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto so long as the Guarantor has established adequate reserves on the books of the Guarantor to account therefor in accordance with GAAP, and (b) maintain in full force and effect all permits, authorizations, registrations and consents from any Governmental Body, in each case applicable to the conduct of its business.

(w)                               where Domestic Subsidiaries of the Guarantor (excluding Securitization Vehicles) that are not Credit Parties under the Guarantor Credit Agreement (the “Non-Guarantor Subsidiaries”) shall at any time constitute more than either

(1)                                  fifteen percent (15%), in the aggregate, of Consolidated Total Assets, or

(2)                                  fifteen percent (15%), in the aggregate, of Consolidated Net Income,

(collectively, the “Threshold Requirement”), the Guarantor shall so notify Royal and shall cause one or more Domestic Subsidiaries to become a “Guarantor” under the Guarantor Credit Agreement by (a) executing a Joinder Agreement and (b) delivering such other documentation as Royal may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to Royal such that immediately after the joinder of such Domestic Subsidiaries as Guarantors under the Guarantor Credit Agreement, the remaining Non-Guarantor Subsidiaries shall not, either individually or as a group, exceed the Threshold Requirement.

Negative Covenants of the Guarantor

(x)                                   that it will not, without the consent in writing of Royal, merge or consolidate with any other Person or liquidate or dissolve except for mergers or consolidations with any other Person if the Guarantor (or the resulting corporation in a consolidation) will be the surviving corporation and the Guarantor (or such resulting corporation) will not be in default under any of the terms of the Guarantor Credit Agreement immediately after the merger or consolidation;

(y)                                 during any No Collateral Period, the Guarantor will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(1)                                  Indebtedness arising or existing under the Guarantor Credit Agreement and the Guarantor Credit Documents or the Guarantee;

(2)                                  Indebtedness of the Guarantor and its Subsidiaries existing as of September 1, 2004, as referenced in the financial statements referenced in Section 6.2(e) (and set out more specifically in Schedule 6.1(b) to the Guarantor Credit Agreement) hereto and renewals, extensions and refinancings thereof incurred at any time during the term of the Guarantor Credit Agreement, in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

(3)                                  (i) Indebtedness of the Guarantor and its Subsidiaries incurred after the September 1, 2004 consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset and (ii) Off-Balance Sheet Liabilities and/or indebtedness, liabilities and obligations incurred in connection with a trade receivables securitization transaction involving the Guarantor or any of its Subsidiaries and a Securitization Vehicle (regardless of whether such indebtedness, liabilities and obligations constitute Off-Balance Sheet Liabilities); provided, that in each case (A) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset and (B) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(4)                                  Unsecured intercompany Indebtedness among the Credit Parties and their respective Subsidiaries, provided that any such Indebtedness shall be fully subordinated to the Credit Party Obligations under the Guarantor Credit Agreement on terms reasonably satisfactory to the Administrative Agent;

(5)                                  Indebtedness and obligations owing under Swap Contracts entered into in order to manage existing or anticipated interest rate, exchange rate or commodity risks and not for speculative purposes;

(6)                                  Indebtedness and obligations of the Credit Parties owing under trade letters of credit for the purchase of goods or other merchandise (but not under standby, direct pay or other letters of credit except for the Letters of Credit under the Guarantor Credit Agreement) generally;

(7)                                  Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 6.2(y);

(8)                                  Indebtedness that is non-recourse to any of the Guarantor or its Subsidiaries or any of their respective assets;

(9)                                  Indebtedness incurred under take-or-pay arrangements entered into in the ordinary course of business; and

(10)                            other Indebtedness of the Guarantor and its Subsidiaries in an aggregate amount not to exceed the following (measured at the time of incurrence): (i) if the Guarantor has an Investment Grade Debt Rating, 30% of Consolidated Net Worth at any time outstanding and (ii) if the Guarantor does not have an Investment Grade Debt Rating, 15% of Consolidated Net Worth at any time outstanding;

(z)                                   that it will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of the Restricted Cash Collateral except for the Liens in favor of the Collateral Agent (as defined in the Guarantor Credit Agreement) to secure the Credit Party Obligations. During any No Collateral Period, the Guarantor will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens;

(aa)                            that it will not, nor will it permit any Subsidiary to, alter the character of its business in any material respect from that conducted as of September 1, 2004;

(bb)                          that it will not, nor will it permit any Subsidiary to,

(1)                                  dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time except the following, without duplication, shall be expressly permitted:

(A)                              Specified Sales;
(B)                                the sale, transfer, lease or other disposition of property or assets (A) to an unrelated party not in the ordinary course of business (other than Specified Sales), where and to the extent that they are the result of a Recovery Event or (B) the sale, lease, transfer or other disposition of real property, machinery, parts and equipment no longer used or useful in the conduct of the business of the Guarantor or any of its Subsidiaries, as appropriate, in its reasonable discretion;
(C)                                the sale, lease or transfer of property or assets from a Credit Party to another Credit Party;
(D)                               the sale of trade receivables sold or otherwise conveyed to or by a Securitization Vehicle; and
(E)                                 the sale, lease or transfer of property or assets not to exceed 10% of Consolidated Total Assets in the aggregate in any fiscal year; or

(2)                                  (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited herein) or (ii) enter into any transaction of merger or consolidation, except for (A) Investments or acquisitions (including Permitted Acquisitions) permitted pursuant to Section 6.2(cc), (B) the merger or consolidation of a Credit Party with and into another Credit Party, provided that if the Guarantor is a party thereto, the Guarantor will be the surviving corporation and (C) the merger or consolidation of a Subsidiary with and into another Subsidiary or the Guarantor; provided that if a Credit Party is a party thereto, the Credit Party will be the surviving corporation;

(cc)                            that it will not, nor will it permit any Subsidiary to, make any Investment except for Permitted Investments;

(dd)                          that it will not, nor will it permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate of such Person other than on terms and conditions substantially as favourable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate; provided, that this Section 6.2(dd) shall not apply to compensation and employee stock plans of the Credit Parties;

(ee)                            that it will not, nor will it permit any Subsidiary to, create, form or acquire any Subsidiaries, except for Securitization Vehicles and other Domestic Subsidiaries which are joined as Additional Credit Parties (as defined in the Guarantor Credit Agreement) to the extent required by Section 6.2(w) hereof. The Guarantor will not sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interests in any of its Subsidiaries (other than Securitization Vehicles), nor will it permit any of its Subsidiaries (other than Securitization Vehicles) to issue, sell, transfer, pledge or otherwise dispose of any of their Capital Stock or other equity interests, except in a transaction permitted by Section 6.2(bb);

(ff)                                that it will not, nor will it permit any of its Subsidiaries to (a) change its fiscal year, (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational or formation document) or bylaws (or other similar document) in any material respect or in any respect adverse to the interests of the Lenders without the prior written consent of the Required Lenders or (c) during any No Collateral Period, amend, modify, cancel, terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any Material Contract without the prior written consent of the Required Lenders, except in the event that such amendments, modifications, cancellations or terminations could not reasonably be expected to have a Material Adverse Effect;

(gg)                          that it will not, nor will it permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its Properties (as defined in the Guarantor Credit Agreement) or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Guarantor Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) the Guarantor Credit Agreement and the other Guarantor Credit Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.2(y)(3), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith or (iv) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien;

(hh)                          during any No Collateral Period, the Guarantor will not, nor will it permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment; provided, that to the extent that (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (b) the Guarantor shall be in compliance with the financial covenants set forth in Section 6.2(nn) and (oo) on a pro forma basis after giving effect thereto, the Guarantor shall be permitted: (i) to make dividends payable solely in the common stock or equivalent equity interests of such Person, (ii) to make dividends or other distributions payable to the Guarantor or any wholly owned Subsidiary of the Guarantor that is a Guarantor (directly or indirectly through Subsidiaries), and (iii) to make other Restricted Payments as may be approved by the Guarantor’s board of directors;

(ii)                                  that it will not, nor will it permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its Properties (as defined in the Guarantor Credit Agreement) or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to the Guarantor Credit Agreement and the other Guarantor Credit Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.2(y)(3), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith and (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien;

Reporting Covenants of the Guarantor

(jj)                                  that it will at all times maintain its corporate existence and will carry on and conduct its business in a proper and efficient manner and it will and will cause each of its Subsidiaries to at all times keep or cause to be kept proper books of account and that it will furnish to Royal at the Branch of Account within 90 days after the close of each fiscal year Sufficient Copies of its annual consolidated audited financial statements, all in reasonable detail and prepared in accordance with GAAP, reported on by its auditor and accompanied by their signed report which shall contain no material qualifications as to the scope of their examination except as to the furnishing of information to them, and, except for the year end fiscal quarter, within 45 days of the close of each fiscal quarter Sufficient Copies of its quarterly consolidated unaudited financial statements prepared in accordance with GAAP subject only to normal year-end audited adjustments and the absence of footnotes including a consolidated summary balance sheet, a consolidated summary statement of income and a consolidated statement of cash flows, signed by a Responsible Officer;

(kk)                            that it will, contemporaneously with delivery to the Administrative Agent pursuant to the Guarantor Credit Agreement, deliver Sufficient Copies of the Compliance Certificate to Royal;

(ll)                                  that, except for the year-end fiscal quarter, within 45 days of the close of each fiscal quarter and within 90 days of the close of each fiscal year, it will deliver to Royal a certificate signed by a Responsible Officer in substantially the form attached as Schedule A;

(mm)                      [Intentionally Deleted];

Financial Covenants of the Guarantor

(nn)                          that at all times during the Cash Collateral Period, Consolidated Net Worth shall not at any time be less than the sum of (A) $1,150,000,000 plus (B) on a cumulative basis as of the end of each fiscal year of the Guarantor, commencing with the fiscal year ending December 31, 2005, an amount equal to 25% of Consolidated Net Income for the fiscal year then ended, after giving effect to the payment of dividends for such period; provided, that Consolidated Net Worth shall not at any time be less than $1,150,000,000;

(oo)                          that at all times during the No Collateral Period, the Guarantor shall comply with the following additional financial covenants:

(1)                                  the Consolidated Leverage Ratio, as of the last day of each fiscal quarter of the Guarantor, shall be less than or equal to 3.00 to 1.00.

(2)                                  the Consolidated Interest Coverage Ratio, as of the last day of each fiscal quarter of the Guarantor, shall be greater than or equal to 4.00 to 1.00.

6.3                               Environmental Law

Nothing in the Agreement shall abridge or affect the rights of Royal in respect of the Borrower pursuant to any Environmental Law.

7.                                      EVENTS OF DEFAULT

7.1                               Definition of Event of Default

The occurrence of any one or more of the following events constitutes an Event of Default hereunder:

(a)                                  if the Borrower makes default in any payment of principal, interest, acceptance fees, Documentary Credit Fees, default interest, the Facility Fee, Swap Termination Values, fees for Swap Contracts, any other fees or other like amounts when the same becomes due under the Agreement or with respect to an Obligation and such default shall have continued for a period of five Business Days after notice has been given by Royal to the Borrower;

(b)                                 if the Borrower or Guarantor makes, suffers or permits a material default in observing or performing any other covenant or condition of the Agreement, or, in the case of the Borrower, any Swap Contract or any other material agreement with Royal and such default shall have continued for a period of five Business Days after notice in writing has been given by Royal to the Borrower specifying such default;

(c)                                  if the Borrower makes default in any payment of an Additional Amount or like payment when the same becomes due under the Agreement and such default shall have continued for a period of ten Business Days after notice has been given by Royal to the Borrower;

(d)                                 if an “Event of Default” (as defined therein) resulting from the failure to make any payment of principal, interest or premium when due and payable under the Indentures (after giving effect to any cure or grace period provided therein) or to repurchase or redeem any note issued under the Indentures when required thereby occurs and is continuing or any other “Event of Default” occurs and is continuing under the Indentures and results in the “Indebtedness” (as defined in the Indentures) under the Indentures being accelerated;

(e)                                  if there is a default by the Borrower (other than a default under the Agreement) which results in the acceleration of payment by the Borrower or any of its Material Canadian Subsidiaries of obligations for borrowed money in excess of $5,000,000;

(f)                                    if any representation, warranty or statement made by the Borrower, the Borrower Subsidiaries in the Borrower Subsidiaries’ Guarantees or the Guarantor herein or in the Guarantee or in any certificate pursuant to the Agreement or the Guarantee shall, in Royal’s opinion, prove to have been materially incorrect on the date as of which it was made in any respect materially adverse to Royal and Royal shall have so notified the Borrower;

(g)                                 if:

(1)                                  an order be made or an effective resolution be passed for the winding-up of the Borrower or, without the prior written consent of Royal, any of its Material Canadian Subsidiaries or if the Borrower or any of its Subsidiaries on its own behalf shall make an assignment for the benefit of its creditors or if the Borrower or any of its Subsidiaries shall be declared bankrupt or make an authorized assignment or if a custodian or receiver be appointed under the Bankruptcy and Insolvency Act or if a compromise or arrangement (including a compromise, arrangement, reorganization or other like restructuring commenced by the Borrower which adversely affects its creditors under any Federal or Provincial statute including the Companies’ Creditors Arrangement Act or the British Columbia Business Corporations Act) is proposed by the Borrower or any of its Subsidiaries to creditors generally or any significant class of creditors, or if a receiver, receiver-manager or other officer with like powers shall be appointed, or if an encumbrancer shall take possession of the property of the Borrower or any of its Subsidiaries or any part thereof, which is, in the reasonable opinion of Royal, material to the business of the Borrower and its ability to perform its obligations under the Agreement or if a distress or execution or any similar process be levied or enforced against a substantial or essential part of such property and remain unsatisfied for a period of thirty days, unless such distress, execution or similar process is in good faith disputed by the Borrower or any such Subsidiary and, if so required by Royal, the Borrower or any such Subsidiary provides adequate security to pay in full the amount claimed; or

(2)                                  the Guarantor institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding;

(h)                                 if the Agreement or any of Royal’s Security shall at any time cease to be in full force and effect (other than by expiration or termination in accordance with its terms for reasons other than the default of the Borrower) or if a Court of competent jurisdiction shall declare the Agreement to be null and void or if the Borrower shall contest the validity or enforceability thereof or if the Borrower shall deny that it has any further liability or obligation hereunder or if any of Royal’s Security for any reason ceases, other than in accordance with its terms, to constitute valid and subsisting security upon any material part of the property and assets of the Borrower or its Subsidiaries as described therein;

(i)                                     if a writ of execution, attachment or similar process has been issued or levied against all, or a substantial portion of, the property of the Borrower or any of its Subsidiaries in connection with any judgement against the Borrower or any of its Subsidiaries in any amount in excess of $1,000,000 which materially affects the property of the Borrower or any of its Subsidiaries, and no application has been brought to stay such writ of execution, attachment or similar process which application has, in the reasonable opinion of Royal, a reasonable chance of success;

(j)                                     if it shall become illegal or unlawful for the Borrower or any of its Subsidiaries or the Guarantor to carry on its business or to perform its obligations under the Agreement;

(k)                                  if the Borrower or any of its Subsidiaries suspends or ceases or threatens to suspend or cease business, unless otherwise permitted under Section 6.1(q) hereof;

(l)                                     if the Borrower or any of its Subsidiaries makes or threatens to make a Disposition of all or a substantial part of its undertaking, property and assets, whether in one transaction or in a series of related transactions, unless otherwise permitted under Section 6.1(q) hereof;

(m)                               an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Guarantor under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Guarantor or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any instalment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount;

(n)                                 if there is a default by the Guarantor under the Guarantor Credit Agreement (after giving effect to any cure or grace period provided therein);

(o)                                 (i) the Guarantor shall fail to pay any principal on any Loan when due in accordance with the terms of the Guarantor Credit Agreement; or (ii) the Guarantor shall fail to reimburse the applicable Issuing Lender (as defined in the Guarantor Credit Agreement) for any LOC Obligations (as defined in the Guarantor Credit Agreement) when due in accordance with the terms of the Guarantor Credit Agreement; or (iii) the Guarantor shall fail to pay any interest on any Loan or any fee or other amount payable under the Guarantor Credit Agreement when due in accordance with the terms of the Guarantor Credit Agreement and such failure shall continue unremedied for five (5) days; or (iv) or any Guarantor shall fail to pay on the Guaranty (as defined in the Guarantor Credit Agreement) in respect of any of the foregoing or in respect of any other Guaranty Obligations under the Guarantor Credit Agreement (after giving effect to the grace period in clause (iii));

(p)                                 any representation or warranty made or deemed made in the Guarantor Credit Agreement or in any of the other Guarantor Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with the Guarantor Credit Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made;

(q)                                 (i) the Guarantor shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 6.2 hereof; or (ii) any Credit Party shall fail to comply with any other covenant, contained in the Guarantor Credit Agreement or the other Guarantor Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favour of the Administrative Agent, the Collateral Agent or the Lenders (other than as described in Sections 7.1(o) or 7.1(q)(i) above), and in the event such breach or failure to comply in (i) and (ii) is capable of cure, is not cured within thirty (30) days of its occurrence;

(r)                                    the Guarantor or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Credit Party Obligations) in a principal amount outstanding of at least U.S. $20,000,000 in the aggregate for the Guarantor and any of its Subsidiaries beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in a principal amount outstanding of at least U.S. $20,000,000 in the aggregate for the Guarantor and its Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto after giving effect to any cure or grace period provided therein, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or (iii) breach or default under any Swap Contract between any Credit Party and any Swap Contract Provider after giving effect to any cure or grace period provided therein;

(s)                                  one or more judgments or decrees (other than judgments adequately reserved for or which are covered by insurance for which the insurer has acknowledged coverage) shall be entered against the Guarantor or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of U.S. $20,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof or any injunction, temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(t)                                    (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Guarantor or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could have a Material Adverse Effect;

(u)                                 there shall occur a Change of Control;

(v)                                 at any time after the execution and delivery thereof, the Guaranty (as defined in the Guarantor Credit Agreement) for any reason, other than the satisfaction in full of all Credit Party Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity or enforceability of the Guaranty (as defined in the Guarantor Credit Agreement) or any Guarantor Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Guarantor Credit Document to which it is a party; or

(w)                               any other Guarantor Credit Document shall fail to be in full force and effect or to give the Administrative Agent, the Collateral Agent and/or the Lenders the rights, powers and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive).

7.2                               Remedies

If an Event of Default occurs and is continuing, provided the Event of Default has not been waived by Royal or the Borrower has not theretofore remedied all outstanding Events of Default within the prescribed time period or such longer period of time as Royal may permit, Royal may, by notice to the Borrower:

(a)                                  terminate its obligations hereunder to make the Credit Facility available to the Borrower, issue Documentary Credits, enter into Swap Contracts or provide EFT Transfers or PDS Services;

(b)                                 declare Borrowings under the Credit Facility, interest, Facility Fee, Documentary Credit, Fees, costs including Swap Termination Values and any other moneys owing to Royal by the Borrower under the Agreement, including amounts owing or liabilities in respect of Documentary Credits, EFT Transfers and PDS Services which have not yet matured, to be immediately due and payable on the date which is fifteen Business Days after Royal delivers such notice to the Borrower, or that earlier date on or after delivery of such notice when Royal determines in its reasonable discretion that the business or operations of the Borrower may be materially prejudiced, endangered or adversely affected (“Acceleration Date”) and such moneys and liabilities shall forthwith become due and payable on the Acceleration Date without presentment, demand, protest or other notice of any kind to the Borrower, all of which are hereby expressly waived;

(c)                                  enforce all rights and remedies granted under Royal’s Security provided that any enforcement shall not be commenced until after the Acceleration Date;

(d)                                 convert U.S. Advances to Canadian Funds;

(e)                                  terminate any Swap Contract in accordance with its terms;

(f)                                    terminate any agreement relating to EFT Transfer or PDS Services in accordance with its terms.

The Borrower expressly acknowledges and agrees that the date which is fifteen Business Days after Royal delivers such notice to the Borrower affords and will afford a reasonable period of time to make payment of the outstanding balance advanced under the Credit Facility, interest, the Facility Fee, Documentary Credits, Swap Termination Values, outstandings in respect of EFT Transfers and PDS Services, fees, costs and other moneys owing by the Borrower under the Agreement. Royal acknowledges and agrees that interest, if any, earned or received by it as a result of the redeployment or other application of moneys paid by the Borrower pursuant to a demand made under Section 7.2(b) in respect of Documentary Credits which have not yet matured shall be credited or otherwise applied for the benefit of the Borrower.

If there are Documentary Credits outstanding on the Acceleration Date, amounts held in Restricted Cash Collateral Accounts may be applied by Royal to Royal’s payment obligations, if any, pursuant to Documentary Credits, and any balances in such accounts shall be retained by

Royal as security for Royal’s obligations under Documentary Credits which have not yet matured.

7.3                               Remedies Cumulative

No remedy conferred on Royal under the Agreement is intended to be exclusive. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or equity or by statute or otherwise. The exercise or commencement of exercise by Royal of any one or more of such remedies shall not preclude the simultaneous or later exercise by Royal of any or all other such remedies.

7.4                               Waivers

Royal may, by written instrument at any time and from time to time waive any breach by either the Borrower or the Guarantor of any of the covenants or Events of Default herein. No course of dealing between either the Borrower or the Guarantor and Royal nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of Royal.

7.5                               Application of Payments Following Acceleration

After the Acceleration Date, Royal may apply any moneys received by it towards repayment of Borrowings under the Credit Facility as it deems appropriate. Royal agrees to use reasonable efforts to apply moneys received by it to first repay Borrowings under the Borrowing Options which do not have redeployment costs associated with payment prior to the maturity dates of such Borrowings.

7.6                               Royal May Perform Covenants

If the Borrower shall fail to perform any of its obligations under any covenant contained in the Agreement Royal may, after an Event of Default, upon five Business Days’ prior notice to the Borrower, perform any such covenant capable of being performed by it and, if any such covenant requires the payment or expenditure of money, it may make such payment or expenditure with its own funds. All amounts so paid by Royal hereunder shall be repaid by the Borrower and shall bear interest at the Prime Rate from and including the date paid by Royal hereunder to but excluding the date such amounts are repaid in full by the Borrower.

7.7                               Waiver of Certain Defaults under Prior Credit Agreement

Royal hereby waives any default or Event of Default occurring prior to the Closing Date which would not constitute a default or Event of Default under the Credit Agreement as amended and restated herein had it been in effect at the time of the occurrence of such default or Event of Default. In addition, Royal hereby waives any default or Event of Default arising under Section 7.1(f) of the Agreement to the extent that the representation, warranty or statement which is the subject of such default or Event of Default is made with respect to a covenant, term, agreement or provision of the Prior Credit Agreement or the Credit Agreement and which was applicable under the Prior Credit Agreement or the Credit Agreement but which is not applicable under the Agreement. Except as set forth in the immediately preceding sentence, nothing contained herein shall be deemed a waiver of (or otherwise affect Royal’s ability to enforce) any default or Event of Default under the Agreement, whether arising before or after the Closing Date.

8.                                      GENERAL

8.1                               Waiver

No failure or delay on the part of Royal in exercising any right, power or privilege hereunder shall impair such right, power or privilege or operate as a waiver thereof nor shall any single or partial exercise of such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.2                               Effect of Amendment, Modification or Waiver

No amendment, modification or waiver of any condition of the Agreement or consent to any departure by the Borrower therefrom shall, in any event, be effective unless the same shall be in writing signed by Royal. No notice to or demand on the Borrower shall by reason thereof entitle the Borrower to any other or further notice or demand in similar or other circumstances unless specifically provided for in the Agreement.

8.3                               Time of the Essence

Time shall be of the essence hereof.

8.4                               Further Assurances

Each of the Borrower, the Guarantor and Royal will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents (including certificates, declarations, affidavits, reports and opinions) and things as Royal, the Borrower or the Guarantor may reasonably require for the purpose of giving effect to the Agreement.

8.5                               Set-Off

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, Royal is authorized at any time or from time to time after the Acceleration Date, without notice to the Borrower or to any other Person, any such notice being expressly waived by the Borrower, to set-off, compensate and to appropriate and to apply any and all deposits, matured or unmatured, general or special, held for or in the name of the Borrower and any other indebtedness or liability at any time owing or payable by Royal to or for the credit of or the account of the Borrower against and on account of the obligations and liabilities of the Borrower due and payable to Royal under the Agreement including all claims of any nature or description arising out of or connected with the Agreement, irrespective of currency and whether or not Royal has made any demand under the Agreement and although these obligations, liabilities or claims of the Borrower are contingent or unmatured. Royal and the Borrower acknowledge and agree that this paragraph is not intended to create and shall not be construed as creating and does not create a security interest in any property of the Borrower.

8.6                               Judgement Currency

If for the purposes of obtaining judgement in any court in any jurisdiction or for any other purpose hereunder it becomes necessary to convert into the currency of such jurisdiction (“Judgement Currency”) any amount due hereunder in any currency other than the Judgement Currency, then such conversion shall be made at the Spot Buying Rate prevailing on the Business Day before the day on which judgement is given. In the event that there is a change in the Spot Buying Rate prevailing between the Business Day before the day on which the judgement is given and the date of payment of the amount due, the Borrower shall, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgement Currency which, when converted at the Spot Buying Rate prevailing on the date of payment, is the amount then due under the Agreement in such other currency. Any additional amount due from the Borrower under this Section 8.6 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of the Agreement.

8.7                               Account Debit Authorization

The Borrower authorizes and directs Royal to automatically debit, by mechanical, electronic or manual means, the bank accounts of the Borrower maintained with Royal for all amounts payable under the Agreement, including but not limited to the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank accounts.

8.8                               Expenses

Except as otherwise provided in the Agreement all statements, certificates, opinions and other documents or information required to be furnished to Royal by the Borrower under the Agreement shall be supplied by the Borrower without cost to Royal. In addition, the Borrower agrees to pay promptly to Royal on demand, all reasonable legal fees and other reasonable expenses which are incurred from time to time by Royal in respect of the documentation, preparation, registration, execution and enforcement of the Agreement (including any value added, goods and services, Provincial Sales Tax, business transfer tax or other similar taxes payable in connection with the execution, delivery or enforcement of the Agreement).

8.9                               Survival of Representations and Warranties

The representations and warranties made in Section 2 of the Agreement shall survive the execution and delivery of the Agreement and the Closing Date and continue in full force and effect until the full payment and satisfaction of all monies due hereunder.

8.10                        Notice

Unless otherwise specified, any notice, demand, request, consent or other communication required or permitted to be given to a party under this Agreement or to a party under any of Royal’s Security shall be in writing and may be delivered personally or sent by facsimile, to the address or facsimile number of the party set out beside its name at the foot of this Agreement to the attention of the Person there indicated or to such other address, facsimile number or other Person’s attention as the party may have specified by notice in writing given under this Section.

Any notice, demand, consent, request or other communication shall be deemed to have been given:

(a)                                  if delivered personally, when received;

(b)                                 if sent by facsimile, on the Business Day when the appropriate confirmation of receipt has been received if the confirmation of receipt has been received before 3:00 p.m. on that Business Day or, if the confirmation of receipt has been received after 3:00 p.m. on that Business Day, on the next succeeding Business Day; and

(c)                                  if sent by facsimile on a day which is not a Business Day, on the next succeeding Business Day on which confirmation of receipt has been received.

8.11                        General Indemnity

The Borrower hereby indemnifies and holds harmless Royal and its directors, officers, employees and agents from and against all losses, damages, expenses (including reasonable fees, charges and disbursements of counsel) and liabilities (including those arising from any litigation or other proceedings) related to or arising out of any default hereunder by the Borrower or any misrepresentation in connection with this Agreement provided that no Person shall be indemnified in respect of matters arising from such person’s gross negligence or wilful misconduct.

8.12                        Counterparts

The Agreement and all documents contemplated by or delivered under or in connection with the Agreement may be executed and delivered in any number of counterparts or facsimile counterparts with the same effect as if all parties had all signed and delivered the same document and all counterparts when executed and delivered (by facsimile or otherwise) will be construed together to be an original and will constitute one and the same agreement.

8.13                        Reasonable Consent or Approval of the Parties

The parties hereto acknowledge and confirm that:

(a)                                  where either of them is required to exercise its discretion or grant its approval or consent pursuant to a provision in the Agreement, it shall act reasonably in the exercise of its discretion and will not unreasonably withhold or delay the granting of its approval or consent, and

(b)                                 the Borrower may rely on any consent, approval, calculation or determination provided to it by Royal pursuant to the Agreement.

8.14                        Entire Agreement

Save as provided herein and in the instruments and documents contemplated or provided for hereunder, the Agreement contains the whole agreement between the parties with respect to the Credit Facility and there are no other terms, conditions, representations or warranties with respect thereto except as contained herein.

8.15                        No Deduction for Taxes

Provided Royal has not assigned its obligations under the Agreement or its rights to receive payments in respect thereof or changed the booking location of Borrowings, all payments required to be made by the Borrower pursuant to the Agreement whether for principal, interest, acceptance fees, the Facility Fee, Documentary Credit Fees, Swap Termination Values, fees for Swap Contracts or any other fees or otherwise shall be made free and clear of and without deduction, withholding or reserve for or on account of taxes, imposts, levies or other charges of any nature or kind whatsoever, unless otherwise agreed by Royal.

8.16                        Participations and Assignments

Subject to Section 8.17, Royal may, with the consent of the Borrower, which consent shall not be unreasonably withheld, subject to the provisions of this Section 8.16 at any time grant participations in, sell, assign, transfer or otherwise dispose of all or any portion of the Credit Facility or Borrowings (“Facility Disposition”) to any financial institution carrying on business in, and for the purpose of the Income Tax Act (Canada) residing in, Canada; provided no Facility Disposition may be made which would result in an increase in the cost of the Credit Facility to the Borrower. In all cases an assignment shall be of at least $5,000,000 with increments of $1,000,000 and a participation shall be of at least $2,500,000 with increments of $500,000. No Facility Disposition shall be effective until Royal shall have received an instrument (in form and substance satisfactory to Royal) in which the transferee or assignee, as the case may be, shall agree to be bound by all of the terms of the Agreement as fully as though it were an original party hereto except that any participant shall not be entitled to grant subparticipations. The Borrower hereby agrees that, upon compliance with the foregoing, any purchaser, assignee or transferee of all or any portion of any amount owed by the Borrower under the Agreement:

(a)                                  shall be entitled to the benefits of the provisions of the Agreement as fully as though it were an original party to the Agreement; and

(b)                                 may, subject to the terms of the Agreement, exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all amounts owed by the Borrower to such purchaser, assignee or transferee as fully as if such purchaser, assignee or transferee had made advances in the amount of the obligation which is sold, assigned or transferred to it.

8.17                        Assignment After Default

Notwithstanding anything to the contrary herein contained, where an Event of Default has occurred and is continuing and has not been waived, nothing in the Agreement shall limit or otherwise restrict the right of Royal to assign all or any part of its rights and obligations under or with respect to the Agreement. Without limiting the generality of the foregoing, any such assignment shall not require the consent of the Borrower nor be restricted to financial institutions resident in Canada.

8.18                        Obligations of Borrower Re Facility Disposition

The Borrower shall, at the request and at the expense of Royal, execute and deliver to such party or parties as Royal may designate any and all further instruments, use its reasonable efforts to obtain any and all further authorizations or approvals and make any and all further registrations, filings or notifications, as may be necessary or desirable to give full force and effect to such Facility Disposition. The term “Royal” as used in the Agreement shall include all purchasers, assignees and transferees permitted hereunder of all or any portion of any amount owed to Royal under the Agreement. Except as specifically set forth in this Section 8.18 nothing in the Agreement expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their permitted successors and assignees any benefit or any legal or equitable right, remedy or other claim under the Agreement.

8.19                        Confidentiality

Royal agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under any documents governing Royal’s Security or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (f) with the prior written consent of the Borrower or (g) to the extent such Information (x) is or become publicly available other than as a result of a breach of this Section or (y) becomes available to Royal on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Guarantor or any of its Subsidiaries known to Royal. For purposes of this Section, “Information” means all information received from Borrower, Guarantor or any of Borrower or Guarantor’s Subsidiaries relating to Borrower,

Guarantor, their respective Subsidiaries or any of their respective businesses, other than any such information that is available to Royal on a non-confidential basis prior to disclosure by Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligations to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

IN WITNESS WHEREOF the parties hereto have caused the Agreement to be duly executed on December 21, 2004.

LOUISIANA-PACIFIC CANADA LTD.		)	Address for Notice
		)	c/o Louisiana-Pacific Corporation
		)	414 Union Street, Suite 2000
		)	Nashville, TN
Per:		)	U.S.A. 37219
	Authorized Signatory	)
		)	Phone: (877) 744-5600
		)	Fax: (615) 986-5666
		)	Attention: Vice-President and C.F.O.
Per:		)
	Authorized Signatory	)	With a copy to
		)	Louisiana-Pacific Canada Ltd.
		)	2100 - 1075 West Georgia Street
		)	Vancouver, British Columbia
		)	V6E 3G2
)
		)	Phone: (604) 631-3131
		)	Fax: (604) 631-3232

LOUISIANA-PACIFIC CORPORATION		)	Address for Notice
		)	414 Union Street, Suite 2000
		)	Nashville, TN
		)	U.S.A. 37219
Per:		)
	Authorized Signatory	)	Phone: (877) 744-5600
		)	Fax: (615) 986-5666
)
)
Per:		)
	Authorized Signatory	)
)
)

ROYAL BANK OF CANADA		)	RBC Capital Markets
		)	Suite 2100, Park Place
		)	666 Burrard Street
		)	Vancouver, British Columbia
By:		)	V6C 3B1
	Gerry Derbyshire	)	Attention: Corporate Credit
	Attorney-in-Fact	)	Phone: (604) 257-7100
		)	Fax: (604) 665-6465
)
)

SCHEDULE A

OFFICER’S COMPLIANCE CERTIFICATE

6.2(i)

                I,                                               , of the City of                             , in the State of                             , hereby certify on behalf of Louisiana-Pacific Corporation and Louisiana-Pacific Canada Ltd. and without personal liability as follows:

1.             That I am                                                      of Louisiana Pacific Corporation and Louisiana-Pacific Canada Ltd.

2.             All capitalized terms used herein and not otherwise defined herein shall have the same meaning as ascribed thereto in the Credit Agreement (as hereinafter defined).

3.             That I am familiar with and have examined the provisions of the Third Amended and Restated Credit Agreement dated for reference December 20, 2004 (“Credit Agreement”) as amended, modified, supplemented, extended, consolidated, restated, renewed or replaced from time to time among Louisiana-Pacific Canada Ltd., as Borrower, Louisiana-Pacific Corporation, as Guarantor, and Royal Bank of Canada (“Royal”) and to best of my knowledge having made reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Borrower and the Guarantor and relying on the foregoing, as of the date of this Certificate: (a) the representations and warranties of the Borrower and the Guarantor contained in the Credit Agreement are true and correct, and (b) none of the covenants of the Borrower and the Guarantor contained in the Credit Agreement has been breached, and I further certify without personal liability that:

4.             [SPECIFY ANY DEFAULT];

5.             I am authorized to give this certificate;

6.                                       I am aware that Royal is entitled to rely upon the accuracy of the information herein contained.

This Certificate has been executed at the City of                                       , in the State of                                               , this                day of                                           , 200

Title:
Louisiana-Pacific Corporation and
Title:
Louisiana-Pacific Canada Ltd.

2

SCHEDULE B

UNFUNDED PENSION LIABILITIES

The Guarantor sponsors the Louisiana-Pacific Corporation Retirement Account Plan. Originally this was a defined benefit pension plan covering certain hourly employees of the Guarantor. Effective January 1, 2000, this was converted to a cash balance plan covering most non-bargained employees. As of January 1, 2003, on an ongoing basis, the Plan has a surplus of approximately US$1,800,000. As of January 1, 2003, on a plan termination basis, the Plan has an unfunded liability of approximately US$33,600,000.

The Guarantor sponsors the ABTco, Inc. Retirement Plan. This is a defined benefit plan covering bargained and non-bargained employees of ABTco. As of January 1, 2003, on an ongoing basis the Plan has a surplus of approximately US$1,200,000. As of January 1, 2003, on a plan termination basis, the Plan has an unfunded liability of approximately US$16,600,000.

ANNEXURE I TO SCHEDULE B

On May 8, 2002, the Guarantor announced a program of facility sales and closures that to the extent implemented could result in a reduction under ERISA Section 4040(c)(3) of more than 20 percent of the active participants in 2002 and 2003, or more than 25 percent of the active participants in 2002 and 2003, in either or both of the Louisiana-Pacific Retirement Account Plan or the ABTco. Inc. Retirement Plan.

The Plan participant data indicated that a reportable event occurred as of September 13, 2002, with regard to the Louisiana-Pacific Corporation Retirement Account Plan only, as a result of an active participant reduction of 20% in 2002 for that plan. Plan actuaries have determined that there is no waiver applicable to the PBGC Form 10 filing, and the Guarantor timely filed the PBGC Form 10 within the thirty day period. The current and anticipated future levels of participant reductions may constitute a partial termination of either or both plans, in which event the affected participants must under tax qualified plan law be vested to the extent their benefits are already funded. The Guarantor decided to fully vest the affected participants who are not already vested, by Plan amendment, instead of incurring the substantial administrative expenses and uncertainties of a vesting to the extent funded determination. The value of the benefits to be fully vested will not exceed US$5,000,000.00.

SCHEDULE C

BORROWING BASE CERTIFICATE

TO:         Royal Bank of Canada (“Royal”)

                This Certificate is given as of the        day of                               , 20     pursuant to the Third Amended and Restated Credit Agreement dated for reference December 20, 2004 (as amended or modified from time to time, the “Credit Agreement”) between Louisiana-Pacific Canada Ltd. (the “Borrower”) and Royal. Unless otherwise defined herein, capitalized terms used herein shall have the same meanings attributed to such terms in the Credit Agreement.

                The Borrower hereby represents and warrants as of [insert last date of relevant month or other relevant date][before] [after] giving effect to                         (1)  ]:

(1) describe transaction:  either (i) the concurrent documentary Credit Application and deposit to be made to the Restricted Cash Collateral Account under section 3.7; or (ii) the concurrent direction being issued to Royal to debit the Restricted Cash Collateral Account pursuant to section 3.8 and any permanent reduction in the amount of the Documentary Credit effected by the drawing thereunder.

1.	amount of Restricted Cash Collateral (as of the
[Business Day prior to the date of the Borrowing
Base Certificate] [date hereof] [the Remargin
Date]), excluding interest accrued on Cash
Equivalents deposited in the Restricted Cash
	Collateral Account is :	$

2.	the Collateral Value of Borrowing Base
	(91% of Restated Cash Collateral) is	$

3.	the aggregate of all outstanding Canadian
Advances plus the aggregate face amount
of outstanding Documentary Credits
	(less any permanent reductions thereof) is:	$

4.	availability (lesser of (x) $10,000,000
and (y) Collateral Value of the Borrowing Base
minus (z) the aggregate of all outstanding
Canadian Advances plus the aggregate face
amount of outstanding Documentary Credits
	(less any permanent reductions thereof)) is:	$

The Borrower hereby certifies:

                1. The foregoing accurately and correctly reflects the matters addressed therein as reflected on the records of the Borrower on the date indicated above.

                2. Attached to this Certificate is a list of all outstanding Documentary Credits, including Documentary Credit number, beneficiary, amount and expiry date.

[The Borrower directs Royal to cause to be remitted $                                                                 to the Borrower from the Restricted Cash Collateral Account in accordance with Section 3.14(a) of the Credit Agreement.]*

* Each Borrowing Base Certificate submitted pursuant to section 3.7 must be accompanied by a duplicate Borrowing Base Certificate giving effect to the transaction with respect to which it is submitted.

LOUISIANA-PACIFIC CANADA LTD.

By:

Name:

Title:

Date:

2

SCHEDULE D

EXISTING LETTERS OF CREDIT

l/c no.	Beneficiary	Amount	Expiry
94889	H.M. the Queen for the Province of Manitoba	C$100,000	04/14/04 (auto-renewal)

110818	Minister of Finance, Prince George	C$28,950	07/17/04 (a.r.)

110821	Minister of Finance, Prince George	C$1,677,600	07/17/04 (a.r.)

110824	Minister of Finance, Prince George	C$722,400	07/17/04 (a.r.)

112521	Minister of Finance, Nelson, B.C.	C$53,469.90	10/19/03 (a.r.)

112523	Minister of Finance, Nelson, B.C.	C$21,032.55	10/19/03 (a.r.)

118703	Minister of Finance, Province of Ontario	C$254,037.08	12/27/03 (a.r.)

118913	Minister of Finance, Province of Ontario	C$183,282.78	01/31/04 (a.r.)

119988	Minister of Finance, Kamloops Forest Region	C$1,107.00	02/06/04 (a.r.)

223635	Minister of Finance, Province of Manitoba	C$250,000	07/15/04 (a.r.)

910820	Minister of Finance, Prince George	C$52,200	07/17/04 (a.r.)

910823	Minister of Finance, Prince George	C$17,895	07/17/04 (a.r.)

912524	Minister of Finance, Nelson, B.C.	C$8,390.90	10/19/03 (a.r.)

SCHEDULE E

NOTICE OF BORROWING

Date:

To: Royal Bank of Canada

                Pursuant to Section 3.5 of the Third Amended and Restated Credit Agreement, dated for reference December 20, 2004 (as amended, restated or otherwise modified, the “Credit Agreement”), by and among Louisiana-Pacific Canada Ltd. (the “Borrower”), Louisiana-Pacific Corporation and Royal Bank of Canada (“Royal”), the Borrower hereby requests that the following:

I.              Canadian Advances be made on [date] as follows (the “Proposed Borrowing”):

                                                                                                (1)           Total Amount of Canadian Advances             $

NOTE:                                    BORROWINGS MUST BE IN MINIMUM AMOUNTS OF WITH RESPECT TO CANADIAN ADVANCES, $100,000 AND $100,000 INCREMENTS IN EXCESS THEREOF.

                Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein.

                The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Borrowing:

(A)          the representations and warranties contained in the Credit Agreement are and will be true and correct in all material respects, both before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, with the same effect as though such representations and warranties had been made on and as of the date of such Proposed Borrowing (it being understood that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date); and

(B)           no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

[Signature on Following Page]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the date first written above.

Very truly yours,

LOUISIANA-PACIFIC CANADA LTD.

By:
Name:
Title:

2

SCHEDULE F

CASH COLLATERAL RELEASE NOTICE

Date:

To: Royal Bank of Canada

Ladies and Gentlemen:

                Pursuant to Section 3.14(c) of the Third Amended and Restated Credit Agreement, dated for reference December 20, 2004 (as amended, restated or otherwise modified, the “Credit Agreement”), by and among Louisiana-Pacific Canada Ltd. (the “Borrower”), Louisiana-Pacific Corporation and Royal Bank of Canada (“Royal”), the Borrower hereby delivers this Cash Collateral Release Notice to Royal and requests that the Cash Collateral Period end on [date] [fill in date that is at least 60 days following the date of this notice] (the “Collateral Release Date”).

                Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein.

                The undersigned hereby certifies that the following statements are and will be true on the Collateral Release Date:

(A)          the representations and warranties contained in the Credit Agreement are and will be true and correct in all material respects, both before and after giving effect to this Cash Collateral Release Notice on the Collateral Release Date, with the same effect as though such representations and warranties had been made on and as of such date (it being understood that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date);

(B)           no Default or Event of Default has occurred and is continuing, or will result from giving effect to this Cash Collateral Release Notice (for the avoidance of doubt, the determination of the existence of a Default or Event of Default immediately after the Collateral Release Date shall take into account the effectiveness of the covenants set forth in Section 6 which are effective only during the No Collateral Period as well as those covenants set forth in Section 6 which are effective at all times during the term of the Credit Agreement); and

(C)           for the twelve month period immediately preceding the Collateral Release Date, (A) the Consolidated Leverage Ratio for such period was less than or equal to 2.50 to 1.00 as demonstrated on Exhibit 1 hereto and (B) the Consolidated Interest Coverage Ratio for such period was greater than or equal to 4.25 to 1.00 as demonstrated on Exhibit 1 hereto.

IN WITNESS WHEREOF, the undersigned has executed this Cash Collateral Release Notice as of the date first written above.

Very truly yours,

LOUISIANA-PACIFIC CANADA LTD.

By:
Name:
Title:

2

EXHIBIT 1

[CALCULATIONS TO BE PROVIDED BY BORROWER]

THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

AMONG:

LOUISIANA-PACIFIC CANADA LTD.

AND

LOUISIANA-PACIFIC CORPORATION

AND

ROYAL BANK OF CANADA

BULL, HOUSSER & TUPPER

BARRISTERS & SOLICITORS

#3000 - 1055 WEST GEORGIA

VANCOUVER, B.C. V6E 3R3

(604) 687-6575

Attention: David Bain

File # 8929978